SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934
                         (Amendment No.  )
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
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[ ]     Preliminary Proxy Statement
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[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                  SERAGEN, INC.
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                  (Name of Registrant as Specified In Its Charter)

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      (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PAGE

                                    April 15, 1998

Dear Seragen Shareholder:

     You are cordially invited to attend the 1998 Annual Meeting of Shareholders to be held at the offices of the Company, 97 South Street, Hopkinton, Massachusetts, on May 21, 1998 at 3:00 p.m, local time.

     At the Annual Meeting, six members will be elected to the Board of Directors, the Company will seek shareholder approval of a proposal to amend the Company's 1992 Long Term Incentive Plan to increase the number of shares available under the plan from 16,000,000 to 24,000,000 and to set the maximum number of shares with respect to which options may be granted in any one calendar year to any one individual at 10,000,000, and the Company will seek shareholder ratification of the selection of Arthur Andersen LLP as independent auditors for the Company for the fiscal year ending December 31, 1998. The Board of Directors recommends the approval of each of these proposals. In addition to the formal items of business to be brought before the Annual Meeting, I will report on the Company's recent operations. This will be followed by a question and answer period.

     Your participation in Seragen's affairs is important, regardless of the number of shares you hold. To ensure your representation, even if you cannot attend the Annual Meeting, please sign, date and return the enclosed proxy promptly.

     We look forward to seeing you on May 21st.

                                                Sincerely,



                                                /s/ Reed R. Prior

                                                Reed R. Prior
                                                Chairman, Chief Executive
                                                Officer and Treasurer

                                 SERAGEN, INC.

                 NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS
                                April 15, 1998

     Notice is hereby given that the 1998 Annual Meeting of Shareholders of Seragen, Inc. will be held at the offices of the Company, 97 South Street, Hopkinton, Massachusetts, on May 21, 1998 at 3:00 p.m., for the following purposes:

     1. To elect six directors to hold office until the next annual meeting of shareholders and until their successors are elected and qualified or until their earlier resignation or removal.

     2. To approve an amendment to the Company's 1992 Long Term Incentive Plan to increase the number of shares available under that plan from 16,000,000 to 24,000,000 and to set the maximum number of shares with respect to which options may be granted in any one calendar year to any one individual at 10,000,000.

     3. To ratify the selection of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1998.

     4. To transact such other business as properly may come before the Annual Meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on April 6, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. All shareholders are cordially invited to attend the Annual Meeting. However, to ensure your representation, you are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the card. A return addressed envelope is enclosed for your convenience.

                                           By Order of the Board of Directors,



                                           /s/ Reed R. Prior

                                           Reed R. Prior
                                           Chairman, Chief Executive Officer
                                             and Treasurer
                                           Seragen, Inc.
                                           97 South Street
                                           Hopkinton, Massachusetts 01748
                                           April 15, 1998

                                 SERAGEN, INC.
                               97 South Street
                        Hopkinton, Massachusetts 01748

                               PROXY STATEMENT
                             GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Seragen, Inc. (the "Company") of proxies to be voted at the 1998 Annual Meeting of Shareholders of the Company (the "Annual Meeting") on May 21, 1998, and at any and all adjournments thereof.

     This Proxy Statement, the accompanying proxy card and the Annual Report to Shareholders are being mailed to shareholders on or about April 20, 1998. Business at the Annual Meeting will be conducted in accordance with the procedures determined by the presiding officer and will generally be limited to matters properly brought before the Annual Meeting by or at the suggestion of the Board of Directors or by a shareholder pursuant to provisions of the Company's By-Laws requiring advance notice and disclosure of relevant information.

     The voting securities of the Company outstanding on April 6, 1998, the record date for the Annual Meeting, consisted of 27,271,414 shares of common stock, $.01 par value per share (the "Common Stock"), each share of which is entitled to one vote, and 23,800 shares of Series B Preferred Stock (the "Series B Shares"), each share of which is entitled to 250 votes on each matter submitted to a vote of shareholders. The last reported sale price of the Company's Common Stock on the OTC Bulletin Board as of April 6, 1998 was $0.43. There is no public market for the Series B Shares. Holders of Series D Preferred Stock ("Series D Shares") are not entitled to vote on any of the matters intended to be submitted to a vote at the Annual Meeting. Shareholders do not have cumulative voting rights. With respect to the tabulation of votes, abstentions and broker non-votes will not be counted as votes cast, and, accordingly, will have no effect on the vote.

                               TABLE OF CONTENTS
                                                                       Page


THE ANNUAL MEETING . . . . . . . . . . . . . . . . . . . . . . . .      1
     VOTING OF PROXIES . . . . . . . . . . . . . . . . . . . . . .      1
     ATTENDANCE AT ANNUAL MEETING. . . . . . . . . . . . . . . . .      1

ELECTION OF DIRECTORS
PROPOSAL 1 . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
     THE BOARD OF DIRECTORS AND ITS COMMITTEES . . . . . . . . . .      4
          Board Meetings . . . . . . . . . . . . . . . . . . . . .      4
          Certain Committees of the Board. . . . . . . . . . . . .      4
          Director Compensation. . . . . . . . . . . . . . . . . .      4
          Other Arrangements . . . . . . . . . . . . . . . . . . .      5
     EXECUTIVE OFFICERS OF THE COMPANY . . . . . . . . . . . . . .      5
          Terms of Office; Relationships . . . . . . . . . . . . .      6
     EXECUTIVE COMPENSATION. . . . . . . . . . . . . . . . . . . .      6
          Option Grants. . . . . . . . . . . . . . . . . . . . . .      7
          Fiscal Year-End Option Values. . . . . . . . . . . . . .      9
          Compensation Committee Report on Executive Compensation.      9
          Performance Graph. . . . . . . . . . . . . . . . . . . .     12
          Employment and Consulting Agreements; Change in
          Control Arrangements . . . . . . . . . . . . . . . . . .     13
          Compensation Committee Interlocks and Insider
          Participation. . . . . . . . . . . . . . . . . . . . . .     17
     CERTAIN TRANSACTIONS. . . . . . . . . . . . . . . . . . . . .     19
     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE . . . 22 COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     AND MANAGEMENT. . . . . . . . . . . . . . . . . . . . . . . .     23

AMENDMENT OF THE 1992 LONG TERM INCENTIVE PLAN
PROPOSAL 2 . . . . . . . . . . . . . . . . . . . . . . . . . . . .     27
     DESCRIPTION OF INCENTIVE PLAN . . . . . . . . . . . . . . . .     27
          Purposes Of The Incentive Plan . . . . . . . . . . . . .     27
          Administration . . . . . . . . . . . . . . . . . . . . .     27
          Eligibility. . . . . . . . . . . . . . . . . . . . . . .     27
          Shares Available For Awards. . . . . . . . . . . . . . .     27
          Awards Under The Incentive Plan. . . . . . . . . . . . .     28
          Change in Control Provisions . . . . . . . . . . . . . .     29
          Adjustments. . . . . . . . . . . . . . . . . . . . . . .     30
          Amendments of the Incentive Plan . . . . . . . . . . . .     30
          Duration of the Incentive Plan . . . . . . . . . . . . .     30
     INCENTIVE PLAN BENEFITS . . . . . . . . . . . . . . . . . . .     30
     REASONS FOR THE PROPOSED AMENDMENT. . . . . . . . . . . . . .     32
          Increase in Number of Shares Available For Distribution.     32
          Limitation on Grants to Any One Individual Employee. . .     32
     MARKET PRICE OF THE COMPANY'S COMMON STOCK. . . . . . . . . .     33
     FEDERAL INCOME TAX CONSEQUENCES OF GRANTS . . . . . . . . . .     33
          Incentive Stock Options. . . . . . . . . . . . . . . . .     33
          Non-Qualified Stock Options. . . . . . . . . . . . . . .     33
          SARs/Limited SARs. . . . . . . . . . . . . . . . . . . .     34
          Restricted Stock . . . . . . . . . . . . . . . . . . . .     34
          Deferred Stock . . . . . . . . . . . . . . . . . . . . .     34

          Stock Purchase Rights. . . . . . . . . . . . . . . . . .     35
          Other Stock-Based Awards . . . . . . . . . . . . . . . .     35
          Section 83(h) of the Code. . . . . . . . . . . . . . . .     35
          Section 162(m) of the Code . . . . . . . . . . . . . . .     35
          Other Tax Consequences . . . . . . . . . . . . . . . . .     36
     APPROVAL REQUIRED FOR AMENDMENTS TO INCENTIVE PLAN. . . . . .     36

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
PROPOSAL 3 . . . . . . . . . . . . . . . . . . . . . . . . . . . .     37

     PROXY SOLICITATION. . . . . . . . . . . . . . . . . . . . . .     38

     DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS
     FOR NEXT YEAR'S ANNUAL MEETING. . . . . . . . . . . . . . . .     38

     ATTENDANCE OF INDEPENDENT AUDITORS AT ANNUAL MEETING. . . . .     38

     ANNUAL REPORT TO SHAREHOLDERS . . . . . . . . . . . . . . . .     38

     OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . .     38

                                       ii
PAGE

                              THE ANNUAL MEETING

                              VOTING OF PROXIES

     Because many shareholders are unable to attend the Company's Annual Meeting, the Board of Directors is soliciting proxies to give each shareholder an opportunity to vote on all matters scheduled to come before the Annual Meeting, as they are set forth in this Proxy Statement. Shareholders are urged to read carefully the material in this Proxy Statement, specify their choice on each matter by marking the appropriate boxes on the enclosed proxy card, and sign, date and return the card in the enclosed stamped envelope.

     Where a shareholder specifies a choice on the proxy as to how his or her shares are to be voted on a particular matter, the shares will be voted accordingly. If no choice is specified, the shares will be voted FOR the election of each of the six nominees for Director named in this Proxy Statement, FOR the proposal to amend the Company's 1992 Long Term Incentive Plan (the "Incentive Plan"), and FOR ratification of the selection of independent auditors. A shareholder may revoke or revise the proxy that is conferred by the enclosed proxy card at any time before the Annual Meeting by delivering to the Company a written notice of revocation (which may take any form) or a duly executed proxy bearing a later date, or by voting by ballot at the Annual Meeting.

     Shareholders of record at the close of business on April 6, 1998 are entitled to receive notice of the Annual Meeting and to vote the shares held by them on that date. The holders of a majority of the issued and outstanding shares of capital stock of the Company entitled to vote at the Annual Meeting must be present in person or represented by proxy at the Annual Meeting in order to constitute a quorum for the conduct of business at the Annual Meeting.

     The vote required for approval of each item to be considered at the Annual Meeting is discussed below under the description of each item. Shareholder proxies will be received by the Bank of Boston, the Company's independent proxy processing agent. The proxy vote will be certified by an independent Inspector of Election. Proxies and ballots that identify the vote of individual shareholders are kept confidential until the final vote has been tabulated at the Annual Meeting, except where disclosure is necessary to meet legal requirements or in a contested proxy solicitation and in cases where shareholders write comments on their proxy cards.

                         ATTENDANCE AT ANNUAL MEETING

     To ensure the availability of adequate space for shareholders wishing to attend the Annual Meeting, priority seating will be given to shareholders of record and beneficial owners of the Company's stock having evidence of such ownership, or their authorized representatives, and to the invited guests of management. In addition, a shareholder may bring one guest. In order that seating may be equitably allocated, a shareholder wishing to bring more than one guest must contact Lora Maurer, Manager - Investor Relations/Corporate Communications, telephone 508-435-2331, in advance of the Annual Meeting.

                             ELECTION OF DIRECTORS
                                  PROPOSAL 1

     The Board has nominated the six individuals listed below, each of whom currently is a Director, for election as a Director at the Annual Meeting. Each Director elected at the meeting will hold office until the next annual meeting of shareholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. The Company's By-Laws authorize the Board of Directors from time to time to determine the number of its members. Vacancies in unexpired terms and any additional positions created by Board action may be filled by the existing Board of Directors.

     The Board of Directors currently consists of six members. Pursuant to a shareholders agreement, holders of shares representing a majority of the voting power of the Company's securities have agreed to increase the size of the Board of Directors to nine. However, as of the date of this Proxy Statement, no persons have been identified to fill the positions that would be created by such an increase in the Board's size. See "Certain Transactions."

     The following information sets forth biographical summaries and ages (as of March 30, 1998) of each of the six persons who has been nominated by the Board of Directors for election as a Director of the Company. Information with respect to the number of shares of the Company's Common Stock beneficially owned by each nominee as of April 6, 1998, appears on pages 23 through 26 of this Proxy Statement.

     Name                        Age   Positions with the Company
     Reed R. Prior . . . . .     46    Chairman of the Board of Directors,
                                       Chief Executive Officer, Treasurer
                                       and Director
     Gerald S.J. Cassidy . .     57    Director
     Kenneth G. Condon . . .     50    Director
     Norman A. Jacobs  . . .     60    Director
     Jean C. Nichols, Ph.D.      46    President, Chief Technology Officer,
                                       Secretary and Director
     John R. Silber, Ph.D.       71    Director

     Reed R. Prior -- Mr. Prior was elected Chairman of the Board of Directors and a member of the Executive Committee of the Company and Chief Executive Officer and Treasurer in November 1996. Prior to joining the Company, Mr. Prior's career included several positions as CEO of various biomedical companies in early development stages or in turnaround situations. From 1995 to 1996 he served as President and Chief Executive Officer of ActiMed Laboratories, a privately-held medical diagnostics company. From 1992 to 1995, he was President and Chief Executive Officer of Receptor Laboratories, Inc., a start-up biopharmaceutical firm which was sold to Cytel Corporation in July 1995. From 1990 to 1991, Mr. Prior served as President and Chief Executive Officer of Genex Corporation, which merged with Enzon, Inc. in October 1991. From 1986 to 1990, Mr. Prior was President and Chief Executive Officer of i-Stat Corporation (Nasdaq: STAT), a medical diagnostics company. Mr. Prior earned a B.S. in biophysics from Michigan State University, and received an M.B.A. from Harvard Business School.

     Gerald S.J. Cassidy -- Mr. Cassidy has served as a member of the Board of Directors of the Company since December 1987. Mr. Cassidy is the founder, Chairman and CEO of the Cassidy Companies, Inc., an independent Washington, D.C. based network of public affairs communications companies consisting of Cassidy & Associates, Inc. (a government relations firm), Powell Tate, Inc. (a public relations and financial communications firm), Boland & Madigan, Inc. (a commerce-oriented government relations firm), Frederick Schneiders Research Inc. (a public opinion research firm) and Bork & Associates, Inc. (a litigation support services firm). Prior to the establishment of Cassidy & Associates in 1975, he worked as a Trial Attorney in the South Florida Migrant Legal Services Program, as Executive Director and General Counsel of the Democratic National Committee's Reform Commission, and as General Counsel of the U.S. Senate's Select Committee on Nutrition and Human Needs. He has been a featured speaker on legislative issues, government and politics at numerous governmental, university, industry and trade association conferences. He is a member of the Board of Trustees of Villanova University; the Board of Overseers for the School of Nutrition at Tufts University; the Board of Trustees of Fontbonne College; and a member of the Board of Trustees of the Washington Theological Union. He served on the Board of Trustees of Tougaloo College from 1987 to 1997; the Board of Directors of the Children's Inn at the National Institute of Health (NIH) from 1987 to 1998; and was a member of the Steering Committee of The Capital Campaign for Villanova University 1993 to 1997. Mr. Cassidy is a graduate of Villanova University (B.S. 1963) and the Cornell University Law School (J.D. 1967). In 1995 he received an Honorary Doctor of Social Science Degree from Villanova University.

     Kenneth G. Condon, C.P.A., C.F.P. -- Mr. Condon has served as a member of the Board of Directors of the Company since January 1992. He has also served as Boston University's Treasurer since 1992 and its Vice President for Financial Affairs since 1986. Prior to his serving in such capacity, Mr. Condon served as Associate Vice President for Financial and Business Affairs, Comptroller, Acting Comptroller and Manager of Unrestricted Funds of Boston University. Mr. Condon is the former Chairman of the Board and Director of Bayfunds, Inc. and also served as President and as a Director of the Financial Executive Institute of Massachusetts. He is currently a member of the BankBoston Advisory Board and is a member of the Board of Trustees of Newbury College. He is also a Director of Insmed Pharmaceuticals, Inc. and is a Director and member of the Executive Committee of the Boston Municipal Research Bureau. Mr. Condon is a Certified Public Accountant and a Certified Financial Planner and holds a B.S. in Economics and Mathematics from Tufts University and an M.B.A. in Finance from The Wharton School of the University of Pennsylvania.

     Norman A. Jacobs -- Mr. Jacobs has served as a member of the Board of Directors of the Company since 1990. Mr. Jacobs has served as Vice President, Business Development, Worldwide Injection Systems of Becton Dickinson and Company since February 1998. From September 1990 to January 1998, Mr. Jacobs was President of Becton Dickinson Transdermal Systems, a unit of Becton Dickinson and Company. From January 1990 to September 1990, Mr. Jacobs acted as a consultant to biotechnology companies, including Seragen. From 1986 through 1989, Mr. Jacobs was President of BioTechnica International, a genetic engineering research company. Mr. Jacobs was one of the founders, in 1962, of Amicon Corporation, which is a manufacturer of laboratory separation systems and adhesives and polymer specialty materials. He served as President of Amicon from 1971 through 1983, and as President of the Amicon Division of W.R. Grace from 1983 to 1985. He earned an M.B.A. from Harvard Business School, an M.S. in Chemical Engineering from the Massachusetts Institute of Technology., and a B.E. in Chemical Engineering from Yale University.

     Jean C. Nichols, Ph.D. -- Dr. Nichols was elected President and Chief Technology Officer and a member of the Board of Directors of the Company in November 1996 and was elected Secretary in March 1998. From 1992 to 1996, she served as Senior Vice President, and from 1987 to August 1992, as Vice President of Development for the Company. From 1984 to 1987, Dr. Nichols was Director of Research and Development, and from 1983 to 1984, served as the Company's scientific liaison. Dr. Nichols received a B.S. in Biology and a Ph.D. in Bacteriology and Immunology from the University of North Carolina. Upon completion of her studies, Dr. Nichols was a Research Fellow at the Harvard Medical School. Before joining the Company, she held the position of Instructor in the Department of Microbiology and Molecular Genetics at the Harvard Medical School.

     John R. Silber, Ph.D. -- Dr. Silber has served as a member of The Board of Directors of the Company since August 1987. He is the Chancellor of Boston University and has been a member of its Board of Trustees since 1971. Dr. Silber received a B.A. from Trinity University and an M.A. and Ph.D. in philosophy from Yale University. Dr. Silber is Chairman of the Massachusetts State Board of Education, Vice President of the United States Strategic Institute in Washington, D.C., a director of U.S. Surgical Corporation, a director of Americans for Medical Progress, and a director of Mutual of America Institutional Funds, Inc.

     Unless authority to vote for a nominee is withheld, the shares represented by the enclosed proxy will be voted FOR the election of each of the nominees. In the event that any nominee shall become unable or unwilling to accept nomination or election, the shares represented by the enclosed proxy will be voted for the election of a replacement nominee designated by the Board of Directors or, if no such replacement nominee is designated, the number of directors to be elected will be reduced. The Board has no reason to believe that any nominee will be unable or unwilling to serve.

     Directors are elected by a plurality of the votes cast. The holders of Common Stock are entitled to one vote per share. The holders of Series B Shares are entitled to 250 votes per share. The holders of Common Stock and Series B Shares vote together as a single class.

THE BOARD OF DIRECTORS RECOMMENDS ELECTION OF REED R. PRIOR, GERALD S.J. CASSIDY, KENNETH G. CONDON, NORMAN A. JACOBS, JEAN C. NICHOLS AND JOHN R. SILBER AS DIRECTORS.

                  THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Meetings

     During 1997, the Board of Directors held seven meetings. All incumbent directors attended more than 75% of the meetings of the Board and the Board committees on which they served during the year.

Certain Committees of the Board

     Following are the current members and functions of the Compensation and Audit Committees of the Board of Directors. The Company has no standing nominating committee.

     The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of the Company and reviews general policy matters relating to compensation and benefits of employees of the Company. The Compensation Committee currently consists of Messrs. Cassidy and Jacobs. During 1997, the Compensation Committee met once.

     The Audit Committee oversees the performance and reviews the scope of the audit performed by the Company's independent auditors. The Audit Committee also reviews audit plans and procedures, changes in accounting policies and the use of the independent auditors for non-audit services. The Audit Committee currently consists of Messrs. Cassidy, Condon and Jacobs. During 1997, the Audit Committee did not meet. The audit committee has met once in 1998.

Director Compensation

     Fees. The Company pays its Directors who are not officers or employees of the Company, or Trustees of Boston University, an annual retainer of $10,000, plus $1,000 per meeting of the Board of Directors of the Company and $500 per meeting of any committee of the Board of Directors which occurs on a day other than a day on which a Board of Directors meeting is held.

     Non-Employee Director Stock Options. Under the Company's 1992 Non-Employee Director Non-Qualified Stock Option Plan (the "Director Plan"), a Director who is not an officer or employee of the Company or a Trustee of Boston University (as long as Boston University owns greater than 5% of any class of the Company's outstanding securities) on the date that an eligible Director is first elected as a Director is eligible to receive option grants to purchase 5,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the day the option is granted, except that any such grant to a Director who was awarded options to purchase stock in connection with his or her prior service as a Director of the Company is reduced by the number of shares underlying the previous grants. At the commencement of each subsequent 12-month period in which an eligible Director is elected to continue in office, the Director is granted an additional option to purchase 1,000 shares of Common Stock at an exercise price equal to fair market value of the Common Stock on the grant date. Each option has a term of five years and becomes exercisable in full upon the recipient's completion after the date of grant of a full term of office as a member of the Board of Directors. If the term is not completed, or if the Director has failed to attend at least 75% of the regularly called meetings during the term, the option for that term is forfeited. Options cease to be exercisable 60 days after the date the optionee ceases to be a Director for any reason other than death or disability. Options cease to be exercisable 180 days after the date the optionee ceases to be a Director by reason of disability or death. In no event, however, is an option exercisable after the expiration date of the option.

Other Arrangements

     Pursuant to a shareholders agreement, holders of shares representing a majority of the voting power of the Company's securities have agreed to vote their shares for the election of Mr. Prior as a Director. In addition, these shareholders have agreed to vote their shares for the election of three additional nominees with experience in the pharmaceutical industry who would be "outside" Directors if elected and who are reasonably acceptable to Mr. Prior. No such persons have yet been nominated. See "Certain Transactions."

     Dr. John R. Murphy, a former Director, has a consulting agreement with the Company. See "Executive Compensation -- Employment and Consulting Agreements; Change in Control Arrangements" and "Certain Transactions." On July 29, 1997, the Company granted to Dr. Murphy options to purchase 80,675 shares of Common Stock at $.72 per share (options to purchase 61,675 shares granted in exchange for outstanding options with exercise prices ranging from $4.63 to $15.00, options to purchase 4,000 shares granted in exchange for outstanding options granted under the Director Plan with exercise prices ranging from $4.625 to $8.625, and a new grant of options to purchase 15,000 shares). These options were granted under the Company's Incentive Plan. On December 16, 1997, the Company amended the grant of options to purchase 15,000 shares to accelerate the vesting of 2,500 of those options and to delete a provision that those options will terminate on termination of Dr. Murphy's consulting agreement with the Company.



     EXECUTIVE OFFICERS OF THE COMPANY

     The executive officers of the Company, their positions held as officers, and their respective ages (as of March 24, 1998) are as follows:

                                  Positions Held              Officer of the
Name                    Age        with the Company            Company Since
----                    ---        ----------------            --------------
Reed R. Prior           46      Chairman of the Board of          1996
                                Directors, Chief Executive
                                Officer and Treasurer

Jean C. Nichols, Ph.D.  46      Director, President, Chief        1987
                                Technology Officer and
                                Secretary

Elizabeth C. Chen       34      Vice President of Business        1997
                                Development

     Information concerning the business experience of Mr. Prior and Dr. Nichols is provided above under "Election of Directors."

     Elizabeth C. Chen -- Ms. Chen joined the Company in January 1997 as Vice President of Business Development. In January 1998, Ms. Chen was formally appointed to the additional position of President and Chief Executive Officer of Marathon Biopharmaceuticals LLC, the contract service organization formed from the Company's former operating division. Prior to joining the Company, Ms. Chen had been Vice President - General Manager of ActiMed Laboratories, Inc., a privately-held medical technology company. From 1992 to 1996, Ms.

Chen was an independent consultant to a number of venture capital funds and a variety of start-up biotech companies. From 1985 to 1992, Ms. Chen held a number of positions in business development and marketing planning at Merck & Company, Inc., Migliara/Kaplan and T. Rowe Price. Ms. Chen holds a B.A. in Organizational Behavior from Yale University and an M.B.A. from The Wharton School of the University of Pennsylvania.

Terms of Office; Relationships

     The officers of the Company are elected annually by the Board of Directors at a meeting held immediately following each annual meeting of shareholders or as soon afterward as necessary and convenient in order to fill vacancies or newly created offices. Each officer holds office until his or her successor is duly elected and qualified or until his or her death, resignation or removal, if earlier. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Company will be served thereby, but such removal is to be without prejudice to the contractual rights, if any, of any person so removed.

     There are no family relationships among the executive officers and Directors of the Company. There are no other arrangements or understandings between any officer and any other person pursuant to which that officer was selected.

                            EXECUTIVE COMPENSATION

     The following table summarizes the compensation for the fiscal years ended December 31, 1997, 1996, and 1995, of the chief executive officer of the Company and all other persons who served as executive officers of the Company during the last fiscal year (the "Named Executive Officers"), for services rendered to the Company in all capacities.


                           SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION(1)
                               ----------------------

                                                                                 LONG-TERM
                                                                                COMPENSATION


                                                                    OTHER        Securities
NAME AND                                                            ANNUAL       Underlying
PRINCIPAL POSITION                 YEAR    SALARY($)    BONUS($)  COMPENSATION    Options #
------------------                 ----    ---------    --------  ------------   -----------

Reed R. Prior                      1997   $350,000            -    $104,808(2)   7,110,461
Chairman, Chief Executive          1996     55,417(3)  $100,000(4)   17,845(5)   4,885,747
Officer and Treasurer

Jean C. Nichols, Ph.D.             1997    225,000            -      42,656(6)   2,116,525
President And Chief                1996    195,542(7)         -           -        692,752(8)
Technology Officer                 1995    190,000            -           -         18,000(9)

Elizabeth C. Chen                  1997    168,438(10)        -     46,265(11)   2,894,174
Vice President for Business
Development


 (1) Portions of Annual Compensation have been deferred under the Company's Employee Savings Plan. These amounts are included in calculation of "Salary" and "Bonus" as reflected in the table.

 (2) Amount includes payment of a housing allowance, including an income tax allowance covering the tax due on reimbursement of such expenses, of $74,432, relocation cost of $3,397 and accrued vacation payment of $26,979.

 (3) In fiscal year 1996, Mr. Prior was paid $55,417 base salary for his partial year of service to the Company. His annual base salary was $350,000.

 (4)  In fiscal year 1996, Mr. Prior was paid a $100,000 signing bonus.

 (5) Amount includes payment of a housing allowance, including an income tax allowance covering the tax due on reimbursement of such expenses, of $17,845.

 (6)  Amount includes payment of accrued vacation of $42,656.

 (7) In fiscal year 1996, Dr. Nichols was paid $195,542, which represents $190,000 base salary through November 5, 1996, and $225,000 base salary from November 6, 1996 through December 31, 1996.

 (8) Represents an option granted on December 18, 1996 comprised of (i) 514,164 shares and (ii) 164,409 shares which were granted upon cancellation of options for an equal number of shares. Also includes an option for 14,179 shares which was canceled on December 18, 1996.

 (9) Represents options which were canceled as of December 18, 1996, and reissued at a lower price, such options are included in fiscal year 1996.

(10) In fiscal year 1997, Ms. Chen was paid $168,438 base salary for her partial year of service to the Company. Her annual base salary was $175,000.

(11) Amount includes payment of a housing allowance, including an income tax allowance covering the tax due on reimbursement of such expenses, of $46,265.


Option Grants

     The following table sets out the material terms of each grant of a stock option to a Named Executive Officer during the last fiscal year, including the number of options granted, the exercise price and the expiration date, as well as the percentage that the grant represents of total options granted to employees during the fiscal year. In addition, in accordance with rules of the SEC, the table discloses hypothetical gains that would be realized by the holders of the options if the options were exercised on the expiration dates. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall market conditions.


                             OPTION GRANTS IN LAST FISCAL YEAR


                           INDIVIDUAL GRANTS
                      --------------------------                    POTENTIAL REALIZED
                                                                     VALUE AT ASSUMED
                       NUMBER OF     % OF TOTAL                     ANNUAL RATE OF STOCK
                       SECURITIES     OPTIONS                       PRICE APPRECIATION
                       UNDERLYING    GRANTED TO  EXERCISE             FOR OPTION TERM
                        OPTIONS     EMPLOYEES IN  PRICE   EXPIRATION  ---------------
NAME                  GRANTED(#)(1) FISCAL YEAR   ($/SH)     DATE     5%($)   10%($)
-----                 ------------  -----------   ------     ----     -----   ------

Reed R. Prior            898,828        7.0%      $1.31    12/18/06 $545,634 1,371,819
                         473,828        3.7%      $1.00    12/18/06  278,431   695,063
                       2,105,981       16.4%      $0.63    12/18/06  747,356 1,852,071
                       3,631,824       28.2%      $0.28    12/18/06  517,913 1,372,786

Jean C. Nichols, Ph.D.   124,894        1.0%      $1.31    12/18/06   75,817   190,617
                         135,293        1.0%      $1.00    12/18/06   79,501   198,463
                         681,336        5.3%      $0.63    12/18/06  241,788   599,190
                       1,175,002        9.1%      $0.28    12/18/06  180,501   444,137

Elizabeth C. Chen      1,544,102       12.0%      $0.72    07/29/07  698,205 1,769,388
                         495,525        3.9%      $0.63    07/29/07  190,540   480,480
                         854,547        6.6%      $0.28    07/29/07  142,485   356,723

 (1) All options were granted under the Company's Incentive Plan and have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. See "Employment and Consulting Agreements; Change in Control Arrangements." All options vest either monthly or quarterly over a three to five year period. Under the terms of the Incentive Plan, upon a change in control or a potential change in control (each as defined in the Incentive Plan), all options will be fully vested and, unless otherwise determined by the committee administering the plan, cashed out. In the event of a merger or consolidation, the options terminate unless they are assumed by the merged or consolidated corporation or that corporation issues substitute options; however, if that corporation does not assume the options or issue substitute options, the options immediately vest in full. Under the Incentive Plan, optionees may settle any tax withholding obligations with the Company's Common Stock. The committee that administers the Incentive Plan has authority: to substitute new options for previously granted options (including previously granted options having higher exercise prices); to accelerate the vesting of options upon termination of the optionee's employment due to death, disability or retirement; and generally to amend the terms of any option, including the exercise price (so long as the optionee consents to any amendment that impairs his or her rights).

     Currently, the Company has 16 million shares of Common Stock for issuance under the Incentive Plan. As of April 6, 1998, the Company had granted, net of cancellations, options to purchase 19,618,577 shares of Common Stock, and options to purchase 3,803,192 shares of Common Stock have been granted subject to shareholder approval of a further amendment to the Incentive Plan to increase the number of shares available for issuance under the plan. See "Amendment of the 1992 Long Term Incentive Plan."

Fiscal Year-End Option Values

     No stock options were exercised by any of the Named Executive Officers in fiscal year 1997. The following table sets forth the number of shares covered by both exercisable and unexercisable stock options held by each of the Named Executive Officers as of December 31, 1997, and the value of "in-the-money" options, which represent the positive spread, if any, between the exercise price of a stock option and the year-end price of Common Stock.

                        AGGREGATED FISCAL YEAR-END OPTION VALUES

                              NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-THE-
                             UNDERLYING UNEXERCISED       MONEY OPTIONS AT FISCAL YEAR
                           OPTIONS AT FISCAL YEAR END(#)            END($)(1)
                           -----------------------------  ----------------------------

NAME                       EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
-----                      -----------    -------------    -----------   -------------
Reed R. Prior                 3,498,852        8,497,356            -             -

Jean C. Nichols, Ph.D.        1,141,981        1,708,117            -             -

Elizabeth C. Chen               844,118        2,059,056            -             -


(1) Based on the last reported sale price of the Common Stock as of December 31, 1997 of $0.28.

Compensation Committee Report on Executive Compensation

     The Compensation Committee is composed entirely of outside Directors. The Compensation Committee approves stock option grants for key employees and is responsible for developing and making recommendations to the Board of Directors with respect to the Company's executive compensation policies. In addition, the Compensation Committee, pursuant to authority delegated by the Board, determines on an annual basis the compensation to be paid to the Chief Executive Officer and to each of the other executive officers of the Company. The objectives of the Company's executive compensation program are to:

     - Provide a competitive compensation package that will attract and retain superior talent and reward performance.

     -     Support the achievement of desired Company performance.

     - Align the interests of executives with the long-term interests of shareholders through award opportunities that can result in ownership of Common Stock.

     Executive Officer Compensation Program. The Company's executive officer compensation program is comprised of base salary, annual bonus, long-term incentive compensation in the form of stock options, and various benefits, including health, life and disability plans, generally available to employees of the Company.

     In considering compensation of the Company's executives, one of the factors the Compensation Committee takes into account is the anticipated tax treatment to the Company of various components of compensation. In that connection, the Company evaluates and considers the potential impact of
Section 162(m) of the Internal Revenue Code, which was added to the tax code by the Omnibus Budget Reconciliation Act of 1993. Section 162(m) eliminates the deductibility by the Company of certain executive compensation in excess of $1 million per year per person. The Compensation Committee's policy is to take reasonable measures to preserve the full deductibility of executive compensation, to the extent consistent with its other compensation objectives.

     Base Salary. The Compensation Committee reviews base salary levels for the Company's executive officers on an annual basis. Base salaries are set competitively relative to companies in the biotechnology industry and other comparable companies, which may not be the same companies included in the Company's peer group for purposes of the Performance Graph below. In determining salaries, the Compensation Committee also takes into consideration individual experience and performance, and competitive compensation data provided through independent sources. The Compensation Committee seeks to compare the salaries paid by companies similar in size and stage of development to the Company. Within this comparison group, the Company seeks to make comparisons to executives at a comparable level of experience and at a comparable level of responsibility and expected level of contribution to the Company's performance. In setting base salaries, the Compensation Committee also takes into account the intense competition among biotechnology companies to attract talented personnel.

     Annual Bonus. The Compensation Committee determines the amount of annual cash bonuses for each executive based on achievements of the Company and individual performance. In this way, the Company seeks to reward teamwork as well as individual effort.

     Long Term Incentive Compensation. The Company's Incentive Plan authorizes a committee of not less than two disinterested Directors to grant stock-based awards to executive officers. This plan is designed to align a significant portion of the executive compensation program with shareholder interests. The amounts of the awards are designed to reward past performance and to create incentives to meet long-term objectives. Awards are made at a level calculated to be competitive within the biotechnology industry, which may not include the same companies included in the Company's peer group for purposes of the Performance Graph below, as well as a broader group of companies of comparable size and complexity. In determining the amount of each grant, the Compensation Committee takes into account the number of shares held by the executive prior to the grant. In December 1996, Mr. Prior and Dr. Nichols were granted options to purchase 4,885,747 shares and 678,573 shares, respectively, at an exercise price of $1.31, which represents the fair market value on the date of grant. As described above, some of Dr. Nichols' options reflect repriced options. On July 29, 1997, the Company granted to Ms. Chen options to purchase 1,544,102 shares of Common Stock, at an exercise price of $0.72 per share, which represents the fair market value on the date of grant. The options awarded to Mr. Prior, Dr. Nichols, and Ms. Chen contain certain anti-dilution provisions, as described below under "Employment and Consulting Agreements; Change in Control Arrangements."

     Benefits. The Company provides to the executive officers health, life and disability benefits that are generally available to Company employees.

     Chief Executive Officer Compensation. Mr. Prior was elected to the positions of Chairman, Chief Executive Officer and Treasurer in November 1996. At the time he was hired by the Company, Mr. Prior entered into an employment agreement with the Company which was negotiated as a condition to his joining the Company. Under the agreement, Mr. Prior received a signing bonus of $100,000 and an annual salary of $350,000. Under Mr. Prior's employment agreement, Mr. Prior is entitled to receive salary increases and bonuses as determined by the Board of Directors or Compensation Committee. The Compensation Committee did not award Mr. Prior a bonus for 1997.

     As part of the compensation package negotiated with Mr. Prior at the time of his hiring in November 1996, the Company granted a stock option to Mr. Prior to purchase 4,885,747 shares at an exercise price of $1.31, which represents the fair market value on the date of grant.

     In connection with the hiring of Mr. Prior, the Company entered into an agreement (the "Shareholders Agreement") with Boston University and the other holders of the Series B Shares, and Mr. Prior. Pursuant to this agreement, the holders of the Series B Shares have agreed to vote their respective shares of the Company's capital stock to: (i) maintain the number of persons comprising the Board of Directors at nine; (ii) not to elect more than two persons designated by or affiliated with Boston University to the Board of Directors; (iii) to elect Mr. Prior as a Director; and (iv) to elect three outside directors with experience in the pharmaceutical industry reasonably acceptable to Mr. Prior. In addition, the Shareholders Agreement grants Mr. Prior rights of co-sale in the event Boston University chooses to sell over 50% of its stock in the Company to a third party. Boston University also agrees to pay its pro rata share of Mr. Prior's Asset Value Realization Bonus (as defined in Mr. Prior's employment agreement) in the event that the Company fails to pay such bonus. See "Certain Transactions."

     The Compensation Committee determined that Mr. Prior's compensation package is competitive with compensation paid to executive officers of similar companies in the biotechnology industry who have similar experience to Mr. Prior's experience. The Board of Directors engaged a professional recruiting firm to assist in identifying and negotiating with suitable candidates for Chief Executive Officer. In connection with this search, the Board of Directors considered a pool of over ten candidates for the position.
Following identification of initial candidates, the Board narrowed its search in recognition that difficulties that the Company had encountered demanded a combination of skills in the biotechnology industry coupled with skills in turn-around situations. Furthermore, the executive had to be immediately available to assume the position of chief executive officer. The Compensation Committee discussed financial arrangements with three candidates who successfully passed the initial screening. Each candidate requested a different combination of long and short-term incentives, but in the opinion of the Compensation Committee, Mr. Prior's request as a whole was comparable to the compensation package that the Company expected would be required to recruit any one of the other candidates. Although no formal survey of compensation was conducted for the industry, based on the knowledge of the members of the Compensation Committee, and the previous advice of the professional recruiter regarding other candidates, the compensation package agreed to with Mr. Prior was reasonable. The signing bonus paid to Mr. Prior is reasonable for the industry. In determining Mr. Prior's compensation, the Compensation Committee also considered the factors described above under "Base Salary."

                         Compensation Committee
                         Norman A. Jacobs, Chairman
                         Gerald S. J. Cassidy

Performance Graph

     The following graph compares the annual percentage change in cumulative total shareholder return, assuming reinvestment of dividends, during a period commencing on January 1, 1993, and ending December 31, 1997, of the Nasdaq Stock Market Total Return Index and an index composed of the Company's peer industry group, with the annual percentage change in the cumulative total return of the Company's Common Stock for the same period. The index representing the Company's peer industry group is the Nasdaq Pharmaceutical Stocks Total Return Index, calculated and supplied by the Center for Research in Security Prices. This index represents all companies trading on Nasdaq under the Standard Industrial Classification (SIC) Code for pharmaceuticals, including biotechnology companies. The stock performance on the graph is not necessarily indicative of future price performance.

              Comparison of Five-Tear Cumulative Total Returns
                    Performance Report for Seragen, Inc.

Prepared by the Center for Research in Security Prices
Produced on 4/10/98 including data to 12/31/97

Company Index:

Cusip          Ticker          Class          SIC       Exchange
-----          ------          -----          ---       --------

81747410        SRGN                          2830       NASDAQ

               Fiscal Year-end is 12/31/97

Market Index:          Nasdaq Stock Market (US Companies)

Peer Index:          Nasdaq Pharmaceuticals Stocks
                     SIC 2830-2839 US & Foreign


Date         Company Index     Market Index     Peer Index
----         -------------     ------------     ----------
12/31/92        100.000          100.000          100.000
 1/29/93        120.408          102.846           92.948
 2/26/93         69.388           99.010           71.341
 3/31/93         74.490          101.875           71.984
 4/30/93         71.429           97.528           72.740
 5/28/93         73.469          103.350           75.720
 6/30/93         69.388          103.826           75.860
 7/30/93         69.388          103.949           73.683
 8/31/93         60.204          109.321           77.609
 9/30/93         61.224          112.577           82.242
10/29/93         79.592          115.107           89.515
11/30/93         55.102          111.676           87.551
12/31/93         53.061          114.790           89.132
 1/31/94         55.102          118.274           91.842
 2/28/94         52.041          117.170           83.574
 3/31/94         46.939          109.964           72.698
 4/29/94         52.551          108.537           69.773
 5/31/94         44.898          108.801           68.831
 6/30/94         45.918          104.822           63.455
 7/29/94         51.020          106.972           65.375
 8/31/94         57.653          113.792           72.469
 9/30/94         51.020          113.501           71.469
10/31/94         44.898          115.732           69.026
11/30/94         48.980          111.892           69.331
12/30/94         38.776          112.206           67.084
 1/31/95         38.776          112.835           70.798
 2/28/95         38.776          118.802           73.472
 3/31/95         47.704          122.325           72.422
 4/28/95         56.122          126.177           74.456
 5/31/95         52.041          129.432           75.395
 6/30/95         51.020          139.921           84.228
 7/31/95         48.980          150.207           91.480
 8/31/95         54.082          153.252          102.300
 9/29/95         54.082          156.776          105.244
10/31/95         47.959          155.878          101.302
11/30/95         43.878          159.538          106.385
12/29/95         33.673          158.688          122.722
 1/31/96         31.633          159.470          133.452
 2/29/96         28.571          165.539          130.874
 3/29/96         41.837          166.088          127.685
 4/30/96         33.673          179.868          134.277
 5/31/96         39.286          188.126          138.823
 6/28/96         35.714          179.646          124.029
 7/31/96         30.612          163.650          110.568
 8/30/96         26.531          172.818          118.580
 9/30/96         21.429          186.037          126.865
10/31/96         16.582          183.982          121.139
11/29/96         12.245          195.356          119.411
12/31/96          8.163          195.180          123.079
 1/31/97         11.224          209.051          133.429
 2/28/97          9.694          197.495          134.291
 3/31/97          8.163          184.602          116.890
 4/30/97         10.204          190.373          109.961
 5/30/97         12.245          211.956          126.532
 6/30/97          8.163          218.441          126.189
 7/31/97          5.357          241.500          129.781
 8/29/97          7.908          241.132          128.239
 9/30/97          5.102          255.398          141.552
10/31/97          4.592          242.178          134.342
11/28/97          4.245          243.390          130.164
12/31/97          2.286          239.567          127.087
*The index level for all series was set to 100.0 on 12/31/92

Employment and Consulting Agreements; Change in Control Arrangements

     Employment Agreement with Reed R. Prior. On November 6, 1996, the Company entered into an employment agreement with Reed R. Prior pursuant to which Mr. Prior is serving as Chief Executive Officer and Treasurer of the Company. Mr. Prior's initial annual base salary is $350,000. Mr. Prior was reimbursed for his moving expenses in relocating to an apartment in the Boston area. In addition, the Company pays Mr. Prior up to $4,500 per month as reimbursement for rental of an apartment, living expenses and weekly commuting between the Company's offices and his permanent residence. The Company will reimburse Mr. Prior for any additional taxes that he incurs as a result of the Company's reimbursement of living, commuting or moving expenses. Mr. Prior is entitled to participate in the bonus and benefit programs that are available to the Company's employees, and is entitled to health, life and disability insurance.

     Pursuant to Mr. Prior's employment agreement, in December 1996, the Company issued to Mr. Prior an option to purchase 4,885,747 shares of Common Stock, which number of shares was equal to 8.5% of the Company's Common Stock outstanding on the grant date on a fully diluted basis, at a price of $1.31 per share, to vest in 48 monthly increments during the term of the employment agreement. The Company has the obligation to register all of the shares underlying options for resale.

     The agreement also provides for anti-dilution protections which, among other things, require the Company to issue additional options to Mr. Prior as necessary to cause the number of shares underlying his stock options to equal but not exceed 8.5% of the Company's outstanding Common Stock on a fully diluted basis. These anti-dilution provisions will be applicable until the Company sells a cumulative total of $20,000,000 in equity or convertible securities to non-affiliated persons. Pursuant to these anti-dilution provisions, on March 31, 1997, June 30, 1997, September 30, 1997, December 31, 1997, and March 31, 1998, the Company granted to Mr. Prior options to purchase 898,828, 473,828, 2,105,981, 3,631,824, and 0 shares of Common Stock, respectively. The Company will issue additional options to Mr. Prior on June 30, 1998, as a result of conversion of Series D Shares into Common Stock and any other issuances of Common Stock occurring before June 30, 1998. The number of options to be granted on June 30, 1998 is not determinable at this time, although the number of options granted may be significant.

     Under the agreement, Mr. Prior is entitled to receive payments in the event of certain transactions that may be deemed a "change in ownership" of the Company. A "change in ownership" includes: (i) any acquisition of all or substantially all of the Company's equity securities or operating assets, whether by way of merger, sale of assets, stock purchase, tender offer or otherwise; or (ii) the sale or out-licensing of the majority (in value) of the Company's technology assets. In this event, Mr. Prior is entitled to receive an "Asset Value Realization Bonus" equal to 8.5% of the net proceeds from the change in ownership transaction. The amount that the Company must pay Mr. Prior will be reduced by the amount of gain recognized by Mr. Prior as a result of his sale of Common Stock of the Company acquired as a result of exercise of options (or deemed sales in certain circumstances when he is able to, but does not, sell). The Company's sale of its operating facility to Boston University did not constitute a "change in ownership" for purposes of Mr. Prior's agreement.

     The agreement with Mr. Prior continues until terminated by either party on written notice of not less than 30 days. The agreement may be terminated by the Company with or without "just cause." In the event the Company terminates Mr. Prior's employment other than for "just cause," or in the event that Mr. Prior terminates his employment for "good reason," the Company is required to pay Mr. Prior as severance a lump sum payment equal to one year's salary based on the annual rate in effect on the date of termination. Upon such termination, Mr. Prior will also be entitled to accelerated vesting of his stock options. "Just cause," as defined in the agreement, consists of fraud, a felony conviction, or a breach of a material term of the agreement or willful failure to perform material duties, which default is not cured following written notice (all as defined in the agreement). "Good reason," as defined in the agreement, includes: (i) the refusal by the Board of Directors of a bona fide financing offer; (ii) refusal of the Board of Directors to approve major spending cuts or operational changes; (iii) breach by the Company of a material term under the employment agreement; (iv) a "change in ownership" as defined in Mr. Prior's employment agreement; or (v) a "change in control" as defined under the Incentive Plan. Mr. Prior is entitled to receive a lump sum payment equal to one year's salary in the event of death or of physical or mental disability of a nature sufficient to result in his termination by the Board. Pursuant to the terms of the agreement, the Company established an irrevocable letter of credit in an amount equal to $175,000, naming Mr. Prior as the beneficiary, as partial security for the Company's severance obligations. The agreement also includes non-competition, confidentiality and indemnification provisions.

     Mr. Prior also is party to the Shareholders Agreement. See "Executive Compensation -- Compensation Committee Interlocks and Insider Participation."

     Employment Agreement with Jean C. Nichols. On November 6, 1996, the Company entered into an employment agreement with Jean C. Nichols, Ph.D., pursuant to which Dr. Nichols was promoted to and serves as President and Chief Technology Officer of the Company. The agreement was amended in certain respects and restated as of September 22, 1997. Dr. Nichols' agreement also provides that she serve as a Director of the Company. Dr. Nichols' annual base salary is $225,000. Dr. Nichols is entitled to participate in the bonus and benefit programs that are available to the Company's employees, and is entitled to health, life and disability insurance.

     Pursuant to Dr. Nichols' employment agreement, in December 1996, the Company issued to Dr. Nichols an option to purchase 678,573 shares of Common Stock, which number of shares was equal to 1.275% of the Company's Common Stock outstanding on the grant date less 54,000 shares covered by options previously granted to Dr. Nichols, at a price of $1.31 per share, to vest in 36 monthly increments during the term of the agreement, and canceled options for 164,409 shares of Common Stock. The Company has the obligation to register all of the shares underlying options for resale.

     On September 30, 1997, the Company issued additional options to Dr. Nichols sufficient to bring her total options to a number giving her the right to purchase Common Stock equal to 2.75% of the Company's Common Stock, on a fully diluted basis.

     The agreement as amended provides for anti-dilution protections which, among other things, require the Company to issue additional options as necessary to cause the number of shares underlying her stock options to equal but not exceed 2.75% of the Company's outstanding Common Stock on a fully diluted basis. These anti-dilution provisions will be applicable until the Company sells a cumulative total of $20,000,000 in equity or convertible securities to non-affiliated persons. Pursuant to these anti-dilution provisions and the amendment of Dr. Nichols' employment agreement increasing her option percentage from 1.275% to 2.75%, on March 31, 1997, June 30, 1997, September 30, 1997, December 31, 1997, and March 31, 1998, the Company granted to Dr. Nichols options to purchase 124,894, 135,293, 681,336, 1,175,002, and
998,698 shares of Common Stock, respectively. The Company will issue additional options to Dr. Nichols on June 30 1998 as a result of conversion of Series D Shares into Common Stock and any other issuances of Common Stock occurring before June 30, 1998. The number of options to be granted on June 30, 1998 is not determinable at this time, although the number of options granted may be significant.

     Under the agreement, Dr. Nichols is entitled to receive payments in the event of certain transactions that may be deemed a "change in ownership" of the Company. A "change in ownership" includes: (i) any acquisition of all or substantially all of the Company's equity securities or operating assets, whether by way of merger, sale of assets, stock purchase, tender offer or otherwise; or (ii) the sale or out-licensing of the majority (in value) of the Company's technology assets. In the event of a "change in ownership,"
Dr. Nichols is entitled to receive an "Asset Value Realization Bonus" equal to 2.75% of the net proceeds from the change in ownership transaction. The amount that the Company must pay Dr. Nichols will be reduced by the amount of gain recognized by Dr. Nichols as a result of her sale of Common Stock of the Company acquired as a result of exercise of options (or deemed sales in certain circumstances when she is able to, but does not, sell). In the event of a change in ownership after which the purchaser makes Dr. Nichols a bona fide employment offer, Dr. Nichols' Asset Value Realization Bonus will be payable to her as follows: 25% on the closing of the change in ownership, 25% two months after closing, 25% four months after closing, and 25% six months after closing, the obligation of the Company to make each such payment in respect of the Asset Value Realization Bonus being subject to Dr. Nichols' continued employment with the purchaser at the time the payment falls due. If the purchaser terminates Dr. Nichols' employment without "just cause" or if Dr. Nichols terminates her employment with the purchaser for "good reason" (as defined below, except that a change in ownership or a change in control will not constitute good reason for this purpose and the termination of Dr. Nichols' employment by agreement, death, or disability will constitute good reason for this purpose), Dr. Nichols will be entitled to receive the entire amount of her Asset Value Realization Bonus as a lump sum payment. The Company's sale of its operating facility to Boston University did not constitute a "change in ownership" for purposes of Dr. Nichols' agreement.

     The Company's agreement with Dr. Nichols continues until terminated by either party on written notice of not less than 30 days. The agreement may be terminated by the Company with or without just cause. In the event the Company terminates Dr. Nichols' employment other than for just cause, or in the event that Dr. Nichols terminates her employment for good reason, the Company is required to pay Dr. Nichols as severance a lump sum payment equal to one year's salary based on the annual rate in effect on the date of termination. Upon such termination, the Company will also provide Dr. Nichols with accelerated vesting of her stock options. "Just cause," as defined in the agreement, consists of fraud, a felony conviction, or a breach of a material term of the agreement or willful failure to perform material duties which default is not cured following written notice (all as defined in the agreement). "Good reason," as defined in the agreement, includes: (i) the failure of Dr. Nichols to continue as a member of the Board of Directors, unless Dr. Nichols resigns from that position; (ii) an act of bad faith by the Company resulting in Dr. Nichols' resignation from the Company; (iii) breach by the Company of a material term under the employment agreement; (iv) a "change in ownership" as defined in Dr. Nichols' employment agreement; or (v) a "change in control" as defined under the Incentive Plan. Dr. Nichols is entitled to receive one year's salary in the event of death or disability.
The agreement also includes non-competition, confidentiality and indemnification provisions.

     Employment Agreement with Elizabeth C. Chen. On January 15, 1997, the Company entered into an employment agreement with Elizabeth C. Chen, pursuant to which Ms. Chen was appointed as Vice President of Business Development of the Company. Ms. Chen's annual base salary is $175,000. In addition, the Company reimburses Ms. Chen for all reasonable costs incurred by her in obtaining accommodations in the Boston area and for weekly commuting between the Company's offices and her permanent residence. The Company will reimburse Ms. Chen for any additional taxes that she incurs as a result of the Company's reimbursement of living or commuting expenses. Ms. Chen is entitled to participate in the bonus and benefit programs that are available to the Company's employees, and is entitled to health, life and disability insurance.

     Pursuant to Ms. Chen's employment agreement, in July 1997, the Company issued to Ms. Chen an option to purchase 1,544,102 shares of Common Stock, which number of shares was equal to 2.0% of the Company's Common Stock outstanding on the grant date, at a price of $0.72 per share, to vest in 48 monthly increments during the term of the agreement. The Company has the obligation to register all of the shares underlying options for resale.

     The agreement also provides for anti-dilution protections which, among other things, require the Company to issue additional options as necessary to cause the number of shares underlying her stock options to equal but not exceed 2.0% of the Company's outstanding Common Stock on a fully diluted basis. These anti-dilution provisions will be applicable until the Company sells a cumulative total of $20,000,000 in equity or convertible securities to non-affiliated persons. Pursuant to these anti-dilution provisions, on September 30, 1997, December 31, 1997, and March 31, 1998, the Company granted to Ms. Chen options to purchase 495,525, 854,547, and 0 shares of Common Stock, respectively. The Company will issue additional options to Ms. Chen on June 30, 1998, as a result of conversion of Series D Shares into Common Stock and any other issuances of Common Stock occurring before June 30, 1998. The number of options to be granted on June 30, 1998 is not determinable at this time, although the number of options granted may be significant.

     Under the agreement, Ms. Chen is entitled to receive payments in the event of certain transactions that may be deemed a "change in ownership" of the Company. A "change in ownership" includes: (i) any acquisition of all or substantially all of the Company's equity securities or operating assets, whether by way of merger, sale of assets, stock purchase, tender offer or otherwise; or (ii) the sale or out-licensing of the majority (in value) of the Company's technology assets. In the event of a "change in ownership,"
Ms. Chen is entitled to receive an "Asset Value Realization Bonus" equal to 2.0% of the net proceeds from the change in ownership transaction. The amount that the Company must pay Ms. Chen will be reduced by the amount of gain recognized by Ms. Chen as a result of her sale of Common Stock of the Company acquired as a result of exercise of options (or deemed sales in certain circumstances when she is able to, but does not, sell). The Company's sale of its operating facility to Boston University did not constitute a "change in ownership" for purposes of Ms. Chen's agreement.

     The Company's agreement with Ms. Chen continues until terminated by either party on written notice of not less than 30 days. The agreement may be terminated by the Company with or without just cause. In the event the Company terminates Ms. Chen's employment other than for just cause, or in the event that Ms. Chen terminates her employment for good reason, the Company is required to pay Ms. Chen as severance a lump sum payment equal to one year's salary based on the annual rate in effect on the date of termination and any remaining obligations for accommodations in the Boston area. Upon such termination, the Company will also provide Ms. Chen with accelerated vesting of her stock options. The Company also will continue to provide Ms. Chen and her family with the same group health plan benefits coverage provided to them prior to her termination for the maximum period set forth in the continuation coverage requirements under COBRA, up to a maximum of 12 months following termination.

     "Just cause," as defined in the agreement, consists of fraud, a felony conviction, or a breach of a material term of the agreement or willful failure to perform material duties which default is not cured following written notice (all as defined in the agreement). "Good reason," as defined in the agreement, includes: (i) an act of bad faith by the Company resulting in Ms. Chen's resignation from the Company; (ii) breach by the Company of a material term under the employment agreement; (iii) a "change in ownership" as defined in Ms. Chen's employment agreement; (iv) a "change in control" as defined under the Incentive Plan; (v) insolvency of the Company; or (vi) the Company's failure to grant Ms. Chen options within the time periods specified in the employment agreement. The agreement also includes non-competition, confidentiality and indemnification provisions.

     Chen Consulting Arrangement with Marathon. The Company currently provides Elizabeth Chen's services to Marathon as the president and chief executive officer of Marathon. During the term of this consulting arrangement, Ms. Chen will devote 75% of her professional time to managing Marathon and 25% of her professional time to the Company. Marathon will reimburse the Company for an allocable portion of Ms. Chen's salary and other cash compensation.

     Option Plans. Under the Company's Incentive Plan, upon a change in control or a potential change in control, the vesting of options granted to the Named Executive Officers under the Incentive Plan will be accelerated, and the value of the options will, unless otherwise determined by the Compensation Committee, be cashed out at a price to be determined at the time of the cash out. Specifically, in the event of (i) a Change in Control, or (ii) a Potential Change in Control but only if and to the extent determined by the Board of Directors or the Compensation Committee: (a) all SARs outstanding for at least six months and all Stock Options will become fully exercisable and vested; (b) all limitations applicable to any award of Restricted Stock, Deferred Stock, or an Other Stock-Based Award will lapse and the shares to which the award relates will be deemed fully vested; and (c) unless the Compensation Committee determines otherwise prior to a Change in Control, the value of all vested awards under the Incentive Plan will be cashed out on the basis of the Change in Control Price, which generally is defined as the highest price per share of Common Stock paid in any transaction during the 60-day period preceding the Change in Control.

     A "Change in Control" generally is deemed to occur if: (i) any person or group (other than Boston University acquires, directly or indirectly, beneficial ownership of 20% or more of the combined voting power of the Company's then-outstanding securities; (ii) within any 24-month period there is a change in a majority of the Company's Directors that is not approved by the incumbent Directors; or (iii) a transaction occurs requiring shareholder approval for the acquisition of the Company by another entity through asset purchase, merger, or otherwise.

     A "Potential Change in Control" generally is deemed to occur if: (i) shareholders approve an agreement by the Company, the consummation of which would result in a Change in Control; or (ii) any person or group (other than Boston University acquires, directly or indirectly, beneficial ownership of 5% or more of the combined voting power of the Company's then-outstanding securities and the Board of Directors adopts a resolution declaring that a Potential Change in Control has occurred.

     Although the exact amount to be paid by the Company cannot be determined, such amount could be in excess of $100,000 for each of the Named Executive Officers.

     Agreements with Others. The Company has a consulting agreement with Dr. John R. Murphy, a former Director of the Company. Pursuant to this agreement, Dr. Murphy was paid a consulting fee of $50,000 during the fiscal year ended 1997 to provide consulting services on biotechnology matters. The Company has extended this agreement to December 31, 1998 at a rate of $50,000 per year. The Company may elect to impose a two year non-competition period following the termination or cancellation of the agreement, provided the Company compensates Dr. Murphy during such period at one-half the rate of compensation in effect at the time the termination or cancellation occurs.

Compensation Committee Interlocks and Insider Participation

     The members of the Compensation Committee during fiscal year 1997 were Messrs. Cassidy and Jacobs.

     In June 1995, the Company finalized three separate lines of credit, which were guaranteed by three different parties, for a total of $23.8 million in guaranteed bank financing for the Company. The Company issued warrants to the guarantors for the purchase of 2,776,664 shares of Common Stock at an exercise price of $4.75 per share. These warrants were immediately exercisable and expire in 2005. Boston University, the Company's majority shareholder, was the lead guarantor, providing a guaranty of $11.8 million in exchange for a warrant to purchase 1,376,666 shares of Common Stock. Gerald S.J. Cassidy, a member of the Company's Board of Directors, provided a guaranty of $2 million in exchange for a warrant to purchase 233,332 shares of Common Stock. Leon C. Hirsch and Turi Josefsen provided guaranties of the remaining $10 million in exchange for warrants to purchase an aggregate of 1,166,666 shares of Common Stock (see "Common Stock Ownership of Certain Beneficial Owners and Management").

     In July 1996, the Company restructured its arrangement with the guarantors of the Company's $23.8 million loan financing to release the Company from its obligations to the bank lenders. Under the restructured arrangement, the guarantors assumed the Company's obligations to the banks, and in consideration the Company issued Series B preferred stock ("Series B Shares") and warrants to the guarantors. The Company issued an aggregate of 23,800 Series B Shares. Each Series B Share is convertible at any time at the investor's option into a number of shares of Common Stock determined by dividing $1,000 by the average of the closing sale prices of the Common Stock as reported on Nasdaq for the ten consecutive trading days immediately preceding the conversion date. The holders of Series B Shares are entitled to receive a cumulative dividend payable in arrears in cash, quarterly on the last day of each calendar quarter, commencing on September 30, 1996 at an annual rate equal to the prime rate plus 1-1/2% through June 1999 and at an increasing percentage rate thereafter up to a maximum rate of the prime rate plus 5% from and after July 1, 2003. The holders of Series B Shares are entitled to vote on any matters submitted to the Company's shareholders. Each Series B Share is entitled to a vote equivalent to 250 shares of Common Stock. Each Series B Share has a liquidation preference equal to $1,000 plus an amount equal to any accrued and unpaid dividends from the date of issuance of the Series B Shares. At any time, with the approval of the Company's Board of Directors, Audit Committee or comparable body, the Company may redeem any or all of the Series B Shares for cash. The redemption price per Series B Share is $1,000 plus an amount equal to any accrued and unpaid dividends from the date of issuance of the Series B Shares. The recipients of the Series B Shares also were issued warrants to purchase a total of 5,950,000 shares of Common Stock (warrants for the purchase of 250,000 shares of Common Stock for every $1,000,000 of Series B Shares purchased) at an exercise price of $4.00 per share. The warrants are exercisable commencing on January 1, 1997, and expire on July 1, 2006. In addition, each holder of Series B Shares is entitled to receive additional warrants pursuant to certain anti-dilution provisions. Each such additional warrant will have an exercise price of $4.00 per share, will be exercisable commencing on January 1, 1997, and will expire on July 1, 2006 (see "Common Stock Ownership of Certain Beneficial Owners and Management").

     In connection with the issuance of the Series B Shares, the Company formed Seragen Technology, Inc. ("STI"). The Company transferred all of its existing and future United States patents and patent applications (the "Patents") to STI in exchange for 214,200 shares of STI's Class A Common Stock and 23,800 shares of STI's Class B Common Stock (the "Class B Shares"). Each share of STI Class A Common Stock is owned by the Company. The Company has transferred the Class B Shares to the holders of the Series B Shares.

     STI has no operations, and its sole asset is the Patents. Its authorized capital stock consists of 214,200 shares of Class A Common Stock and 23,800 shares of Class B Common Stock, all of which, as described in the paragraph above, is issued and outstanding. Each share of STI Class A Common Stock and STI Class B Common Stock is entitled to one vote on all matters submitted to a vote of STI shareholders, voting together as a single class.

     Simultaneously with the contribution of the Patents to STI, the Company entered into a license agreement with STI pursuant to which STI granted to the Company an irrevocable worldwide exclusive license with respect to the Patents (the "Irrevocable License Agreement"). Under the terms of the Irrevocable License Agreement, the Company is obligated to pay quarterly royalties to STI in an amount equal to the amount of any dividend that the holders of the Series B Shares are entitled to receive but have not received by the royalty due date (which is one day after each quarterly dividend payment date for the Series B Shares). The shares of STI Class B Common Stock, in turn, are entitled to receive cumulative dividends equal to any royalty payable to STI under the Irrevocable License Agreement.

     STI has executed a collateral assignment of the Patents in favor of the holders of the Class B Shares, which is being held by an escrow agent. The escrow agent is required to deliver the collateral assignment to the holders of the Class B Shares if dividends on the Class B Shares are in arrears and STI fails for 60 days, after the receipt of notice from the holders of the Class B Shares, to pay the dividends due. Likewise, the holders of Class B Shares have executed a reassignment of the Patents to STI, which also is being held by the escrow agent. The escrow agent is obligated to deliver the reassignment of the Patents to STI upon the redemption by STI of all of the Class B Shares. The Class B Shares are required to be redeemed upon the redemption or conversion of Series B Shares in a number equal to the number of Series B Shares redeemed or converted. The collateral assignment of the Patents secures only STI's dividend payment obligations on the Class B Shares and does not secure any other amounts (e.g., the liquidation preference of the Series B Shares). The collateral assignment of the Patents has no effect until the escrow agent is instructed to deliver it to the holders of the Class B Shares.

     The Company has not paid the cash dividends due December 31, 1996, March 31, 1997, June 30, 1997, September 30, 1997, December 31, 1997, and
March 31, 1998, on the Series B Shares, nor has the Company made the royalty payments due to STI on January 1, 1997, April 1, 1997, July 1, 1997,
October 1, 1997, January 1, 1998, and April 1, 1998. Correspondingly, STI has not paid the dividends due January 1, 1997, April 1, 1997, July 1, 1997, October 1, 1997, January 1, 1998, and April 1, 1998, on the Class B Shares. The Company does not expect STI to make any dividend payments due on the Class B Shares in 1998.

     Delivery of notice by the agent for the holders of the Class B Shares to the escrow agent in accordance with the collateral assignment of the Patents is the only condition to delivery of the collateral assignment of the Patents to the holders of the Class B Shares. If the holders of the Class B Shares were to deliver this notice to the escrow agent, they would thereafter have the right to foreclose on the Patents, subject to the Company's rights under the Irrevocable License Agreement. The holders of the Series B Shares have not yet delivered a notice of default to the escrow agent, although they have the current right to do so.

     On November 6, 1996, the Company entered into a shareholders agreement (the "Shareholders Agreement") with Boston University, Leon C. Hirsch, Turi Josefsen, Gerald S.J. Cassidy and Loretta P. Cassidy (collectively, the "Shareholders") and Reed R. Prior with respect to the election of directors and other matters. Pursuant to this agreement, the Shareholders have agreed to vote their respective shares to: (i) maintain the number of persons comprising the Board of Directors at nine (the Shareholders and Mr. Prior have waived this requirement until such time as it is possible to attract additional candidates with sufficient experience and stature in the pharmaceutical industry to make their election desirable); (ii) not to elect more than two persons designated by or affiliated with Boston University to the Board of Directors; (iii) to elect Mr. Prior as a Director; and (iv) to elect three outside directors with experience in the pharmaceutical industry reasonably acceptable to Mr. Prior. In addition, the Shareholders Agreement grants Mr. Prior rights of co-sale in the event Boston University chooses to sell over 50% of its stock in the Company to a third party. Boston University also agrees to pay its pro-rata share of Mr. Prior's Asset Value Realization Bonus (as defined in Mr. Prior's employment agreement) in the event that the Company fails to pay such bonus.

                             CERTAIN TRANSACTIONS

     In August 1987, Boston University, Nycomed (formerly Nyegaard & Co. AS) and the Company entered into a purchase and sale agreement pursuant to which Boston University, which then owned approximately 6% of the Company's outstanding Common Stock, acquired from Nycomed 1,691,761 shares of the Company's Common Stock, which represented all of Nycomed's ownership interest in the Company and approximately 71% of the then outstanding Common Stock of the Company. As part of this transaction, Boston University acquired all of Nycomed's rights to technology, inventions, patents and other proprietary rights (the "Technology") which were primarily related to or useful in the development of the Company's fusion protein products and also acquired the world-wide exclusive rights to manufacture, use, sell and market products (the "Products") derived from or including the Technology (the "Technology and Marketing Rights"). In exchange for the acquisition of these assets, Boston University paid $25,000,000 to Nycomed and assumed Nycomed's obligations to the Company, including a commitment to finance and carry out the Company's research and development program and an obligation to guaranty the Company's leases at its facilities in Hopkinton, Massachusetts. In addition, pursuant to the agreement, the Company is obligated to pay Nycomed a continuing royalty with respect to sales of the Products and to give Nycomed rights of first negotiation to market the Products in the territory covered by the agreement. In connection with this agreement, Nycomed and Boston University entered into a Noncompetition and Confidentiality Agreement under which Nycomed agreed to maintain in confidence proprietary information and intellectual property in connection with the Company's business and not to compete with the Company's business. The Noncompetition and Confidentiality Agreement expired in August 1992. The Company believes that the expiration of this Agreement will not materially adversely affect the Company's business.

     In connection with the sale of stock to Boston University, Nycomed also transferred to Boston University a debt owed to Nycomed by the Company in the principal amount of $1,050,000. In 1988, Boston University converted this debt plus accrued interest thereon into 95,488 shares of Common Stock, based on a conversion price equal to $15.00 per share of Common Stock.

     In connection with Boston University's acquisition of the majority interest in the Company in 1987, Boston University guaranteed the Company's obligations under a $10,000,000 line of credit with The First National Bank of Chicago (the "Bank") to provide short-term operating funds for the Company (the "Guaranty"). Boston University pledged certain collateral to the Bank to secure the Guaranty. In 1992, the Company repaid the line of credit, resulting in a termination of the Guaranty. In return for providing the Guaranty, the Company issued to Boston University a warrant (the "Bank Warrant") that was exercisable to purchase up to 500,000 shares of Common Stock, at an exercise price of $11.80 per share, at any time prior to January 28, 1993. The Bank Warrant expired unexercised.

     In January 1988, pursuant to a Technology Purchase and Royalty Agreement (the "Technology Agreement"), which was contemplated at the time Boston University acquired the Technology from Nycomed, Boston University transferred to the Company the Technology and Marketing Rights obtained from Nycomed in exchange for a continuing royalty on sales of the Products until the expiration of all patents. Thereafter, the Company agreed to pay Boston University a reduced royalty based on a percentage of net sales for a period of 10 years after the expiration of such patents. The Technology Agreement provides Boston University with a security interest in the Technology and Marketing Rights to secure the Company's compliance with the terms of the agreement and also provides that upon a default by the Company in the terms of the Technology Agreement, the agreement will terminate and the Technology and Marketing Rights will revert to Boston University. The Technology Agreement provides for default in the event that (i) the Company defaults in the performance of any material term of that agreement, (ii) the Company defaults in the performance of a related financing agreement (which since has been terminated) or in any indebtedness guaranteed by Boston University (none of which currently exists), (iii) the Company ceases to continue as a going concern, or (iv) the Company is placed under receivership.

     As of April 6, 1998, Boston University beneficially owned 11,659,702 shares (or approximately 43%) of the Company's outstanding Common Stock. In addition, Boston University beneficially owns a stock option to purchase 15,000 shares, a warrant to purchase 1,376,666 shares, a warrant to purchase 10,011,181 shares subject to anti-dilution provisions (as defined), shares issuable on conversion of 11,800 Series B Shares and shares issuable on conversion of 5,000 Series C Shares. As of April 6, 1998, if all outstanding securities were converted to Common Stock, Boston University would own 48,168,932 shares of Common Stock.

     Dr. John R. Murphy, a former director of the Company, has a consulting agreement with the Company pursuant to which he received consulting fees of $50,000 in the fiscal year ended 1997. The Company has extended this agreement through December 31, 1998, at a rate of $50,000 per year.

     In June 1995, the Company finalized three separate lines of credit for a total of $23.8 million in guaranteed bank financing for the Company. The lines of credit were guaranteed in various amounts by Boston University, Leon
C. Hirsch, Turi Josefsen, and Gerald S.J. Cassidy, in exchange for which the Company provided warrants to the guarantors. For a description of this transaction, see "Executive Compensation -- Compensation Committee Interlocks and Insider Participation."

     In July 1996, the Company restructured its arrangement with the guarantors of the Company's $23.8 million loan financing to release the Company of its liability to the bank lenders. Under the restructured arrangement, the guarantors assumed the Company's obligations to the banks, and in consideration the Company issued Series B Shares and warrants to the guarantors. For a description of this transaction, see "Executive Compensation -- Compensation Committee Interlocks and Insider Participation."

     In September 1996, the Company raised $5 million through the sale of 5,000 Series C Shares in a private placement with Boston University. The Series C Shares were convertible at the option of the holder into shares of the Company's Common Stock at a conversion price equal to the lesser of $2.75 or 73 percent of the average closing bid prices for a five-day period prior to the conversion date, up to a maximum of 3,360,625 shares of Common Stock. Any shares the investor was unable to convert due to this limitation could be exchanged for $1,150 per share in cash. Terms of the Series C Shares also provided for 8% cumulative dividends payable in shares of Common Stock at the time of each conversion. Each Series C Share had a liquidation preference equal to $1,000 plus an amount equal to any accrued and unpaid dividends from the date of issuance of the Series C Shares in the event of liquidation, dissolution or winding up of the Company. The holders of the Series C shares were not entitled to vote, separately as a series or otherwise, on any matter submitted to a vote of the Company's shareholders.

     Effective March 30, 1998, 1,060 Series C Shares automatically converted, in accordance with the terms of the Series C preferred stock, into 3,360,625 shares of the Company's common stock and 3,940 Series C Shares were, as required by the terms of the Series C preferred stock, purchased by the Company for an aggregate purchase price of $4,530,461. Following these transactions, no Series C Shares remained outstanding. The purchase price for the Series C Shares purchased by the Company has not yet been paid by the Company, nor has Boston University, the holder of the Series C Shares, demanded payment of the purchase price. As a result, the Company currently is indebted to Boston University for this amount.

     On November 6, 1996, the Company entered into the Shareholders Agreement with the Shareholders and Reed R. Prior. For a description of the Shareholders Agreement, see "Executive Compensation -- Compensation Committee Interlocks and Insider Participation."

     As of February 14, 1997, the Company entered into an agreement to sell its operating division, which includes substantially all of the Company's assets and personnel other than (i) its patents (which have been previously pledged to secure certain dividend obligations; see "Executive Compensation -- Compensation Committee Interlocks and Insider Participation") and other intellectual property, (ii) certain management personnel, and (iii) assets utilized by the retained management personnel in the performance of their duties (collectively, the "Operating Division"), to Boston University or a designated affiliate for $5 million. The agreement was approved and ratified by the Company's stockholders on December 16, 1997, and the transaction was completed on December 31, 1997. Prior to closing, Boston University paid the Company $4.5 million as a deposit and assumed responsibility for the facility's operations, including responsibility for operating costs. At the closing, Boston University paid the remaining $500,000 of the purchase price, and the Company transferred to Boston University all assets and personnel associated with the Operating Division. The Company assigned to Marathon or Boston University the leases for the Company's premises (all of which were leased by the Company), subject to an obligation on the part of Marathon to sublet a portion of the premises back to the Company for use by the Company as its offices. In addition, The Company assigned to Boston University the leases for Operating Division equipment and other property that the Company leases. The Company also assigned its rights under certain of its contracts relating to the Operating Division (e.g., clinical trial contracts) to Boston University. Finally, effective on the closing of the sale of the Operating Division, the Company's employees associated with the Operating Division (approximately 90) were offered employment by Marathon.

     As of February 14, 1997, the Company also entered into a service agreement with Boston University providing for the purchase by the Company of certain services related to product research, development, manufacturing, clinical trials, quality control, and quality assurance. This service contract expires in January 1999 and is subject to early termination provisions, as defined, including the option of Boston University to terminate the agreement if losses during a contract year exceed $9.0 million and the Company does not reimburse Boston University for the losses in excess of $9.0 million. The service agreement may be renewed for two successive one-year terms at the option of the Company. The Company has the option to repurchase the assets comprising the manufacturing and clinical operations facilities. The Company has agreed to pay Boston University approximately $5.5 million and $6.6 million in years 1 and 2 of this contract, respectively. The fees can be mutually increased or decreased, but may not be reduced to less than $4.3 million per contract year. The Company and Marathon are currently negotiating a reduction in the fees payable in 1997 and for 1998 based on the actual service rendered in 1997 and those anticipated for 1998. The Company has not paid the service fees, and Marathon has not demanded payment. As a result, the Company currently is indebted to Marathon in the amount of $5.8 million as of February 28, 1998. The service agreement has reduced substantially the Company's operating costs in research and development, as the Company is contracting solely for the services that the Company requires for clinical and manufacturing purposes.

     On July 31, 1997, the Company entered into an evaluation license and option agreement (the "USSC License Agreement") with United States Surgical Corporation ("USSC") granting USSC an option on worldwide rights to the Company's DAB389EGF molecule (the "EGF Fusion Protein") for restenosis in cardiovascular applications. Leon C. Hirsch, who beneficially owns more than 5% of the Company's Common Stock, is the Chairman of USSC and beneficially owns 7.8% of the common stock of USSC. Turi Josefsen, who beneficially owns more than 5% of the Company's Common Stock, is a director of USSC and beneficially owns 1.8% of the common stock of USSC. John R. Silber, a director of the Company, is a director of USSC and beneficially owns .02% of the common stock of USSC. Pursuant to the USSC License Agreement, USSC made an initial payment to the Company of $5.0 million on July 31, 1997. Under the USSC License Agreement, USSC is entitled to acquire an exclusive license to the EGF Fusion Protein technology, at any time during a 15-month evaluation period, upon the payment to the Company of an additional $5.0 million. In addition, the Company issued to USSC a warrant for the purchase of 500,000 shares of the Company's Common Stock at a purchase price of $.5625 per share, the closing sale price for shares of the Company's Common Stock on the date prior to the date the warrant was issued. The Company will value this warrant and record it as a charge to general and administrative expense in the quarter ending September 30, 1997. USSC has agreed to fund trials associated with the development of EGF Fusion Protein for restenosis. If USSC's option to obtain any exclusive license of the EGF Fusion Protein technology is exercised, milestone payments will be payable by USSC to the Company up to a maximum amount of $22.5 million. In addition, USSC will be obligated to pay the Company royalties on commercial sales of the licensed product. In the event USSC chooses not to exercise the option, the USSC License Agreement will terminate, and, in exchange, USSC will receive $5.0 million worth of the Company's Common Stock valued at the average of the closing prices of the Company's Common Stock (i) for the ten trading days preceding the date of the USSC License Agreement or (ii) for the ten trading days preceding the date on which USSC chooses not to exercise the option, whichever is lower. The Company will record the $5.0 million initial payment from USSC as a liability. In the event that USSC exercises its option to license the EGF Fusion Protein, the $5.0 million will be recorded as revenue at that time. In the event that USSC chooses not to exercise the option, the $5.0 million will be recorded as stockholders' equity.

     In January 1998, the Company subleased approximately 7,000 square feet of office space in two buildings in Hopkinton, Massachusetts from Marathon. The subleases on each of the buildings expires in January 1999 and the Company can exercise, at its option, two one-year extensions on each sublease.

     In February 1998, the Company entered into a license agreement with DiagnoCure Inc. ("DiagnoCure") of Quebec, Canada pursuant to which the Company licensed certain of its technology for use in connection with nanoerythrosomes as bioactive agent carriers for cancer treatment, immunotherapy, gene therapy, and gene diagnostic applications. The license agreement provides for specified royalties to be paid to the Company by DiagnoCure on sales of products containing the licensed Company technology and on fees and other payments received by DiagnoCure pursuant to any sublicense or similar transaction involving the licensed Company technology. In connection with the license agreement, DiagnoCure agreed to undertake certain research and development activities with John R. Murphy, Ph.D., a former director of the Company, at Boston University Medical Center/University Hospital.




SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who beneficially own more than 10% of the Company's Common Stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, there was compliance during the fiscal year ended December 31, 1997, with all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners.

                       COMMON STOCK OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 6, 1998, by:
(i) each person known by the Company to own beneficially 5% or more of its outstanding Common Stock; (ii) each Director; (iii) each Named Executive Officer; and (iv) all Directors and executive officers as a group. Except as otherwise indicated, the named beneficial owner has sole voting and sole investment power with respect to the shares shown as beneficially owned. Unless otherwise indicated, the address of each person or entity listed below is c/o Seragen, Inc., 97 South Street, Hopkinton, Massachusetts 01748.


                                                   PERCENTAGE
                                                  BENEFICIALLY
                                                  OWNED (1)(2)
NAME(**)                                        NUMBER OF SHARES        PERCENT
--------                                        ----------------        -------

Boston University                               48,392,619(3)(4)         75.6%
  881 Commonwealth Avenue
  Boston, MA 02215

Leon C. Hirsch                                  21,781,801(3)(5)         44.4%
  150 Glover Avenue
  Norwalk, CT 06856

Turi Josefsen                                    9,335,057(3)(6)         25.5%
  150 Glover Avenue
  Norwalk, CT 06856

Gerald S.J. Cassidy                              6,253,561(3)(7)         18.7%
  700 13th Street, N.W., Suite 400
  Washington, DC 20005

Eli Lilly and Company                            1,787,092                6.6%
   Lilly Corporate Center
   Indianapolis, IN 46285

Elizabeth Chen                                   1,205,883(8)             4.2%

Kenneth G. Condon, C.P.A.                            5,200(4)(9)            *


Norman A. Jacobs                                    19,000(10)              *

Jean C. Nichols, Ph.D.                           2,166,169(11)            7.4%

Reed R. Prior                                    4,998,362(12)           15.5%

John R. Silber, Ph.D.                              178,500(13)              *
  147 Bay State Road
  Boston, MA 02215

All Officers and Directors as a Group           15,005,725               35.7%


---------------------

*     Represents beneficial ownership of less than 1% of the Common Stock.

(1) A person or group is deemed to have "beneficial ownership" of any shares as of April 6, 1998, that such person or persons comprising the group has the right to acquire within 60 days after such date. Any securities not outstanding which are subject to options, warrants, rights or conversion privileges of which a person or group has ownership are deemed to be outstanding only for the purpose of computing the percentage of outstanding securities of the class owned by such person or group; but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

(2) Percentage ownership is based on 27,271,414 shares of Common Stock outstanding as of March 30, 1998.

(3) Includes a portion of 50,530,786 shares of Common Stock issuable upon conversion of Series B Shares and assumes that Series B Shares are convertible at a conversion price of $0.47, the conversion price in effect on April 6, 1998, based on the average of the closing sale prices of the Common Stock for the ten consecutive trading days preceding that date.

(4) The Boston University Nominee Partnership is a partnership that was created to act as the record holder of certain securities owned by Boston University. Mr. Condon is a general partner of the partnership and is required to vote and take other actions with respect to such shares of Common Stock as instructed by duly authorized officers of Boston University. The officers of Boston University are duly authorized by the actions of the Trustees of Boston University. Mr. Condon (a general partner of the Boston University Nominee Partnership) and Dr. Silber (a Trustee of Boston University) disclaim beneficial ownership of these shares. The ownership of the partnership includes 15,000 shares issuable upon exercise of stock options, a warrant to purchase 1,376,666 shares exercisable at $4.75 per share, a warrant to purchase 10,288,172 shares exercisable at $4.00 per share and 25,053,079 shares of Common Stock issuable upon conversion of 11,800 Series B Shares. Pursuant to the anti-dilution provisions of certain of its warrants, Boston University may be entitled to receive additional warrants in the event that USSC declines to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology and thereby becomes entitled to receive shares of Common Stock. See "Certain Relationships and Related Transactions." Due to the fact that the price at which shares of Common Stock would be issuable to USSC under the USSC License Agreement cannot be determined until USSC declines to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology, the Company is unable at this time to determine the number of additional warrants that would be issuable to Boston University in the event that USSC were to decline to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology. Boston University has entered into the Shareholders Agreement with respect to the election of directors and other matters. See "Certain Relationships and Related Transactions."

(5) Consists of a warrant to purchase 816,666 shares exercisable at $4.75 per share, a warrant to purchase 6,103,139 shares exercisable at $4.00 per share, and 7,000 Series B Shares convertible into 14,861,996 shares of Common Stock. Does not include 2,615,630 shares issuable upon exercise of warrants and does not include 6,369,427 shares of Common Stock issuable upon conversion of 3,000 Series B Shares held by Turi Josefsen, Mr. Hirsch's wife, as to which Mr. Hirsch disclaims beneficial ownership. Pursuant to the anti-dilution provisions of certain of its warrants, Mr. Hirsch may be entitled to receive additional warrants in the event that USSC declines to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology and thereby becomes entitled to receive shares of Common Stock. See "Certain Relationships and Related Transactions." Due to the fact that the price at which shares of Common Stock would be issuable to USSC under the USSC License Agreement cannot be determined until USSC declines to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology, the Company is unable at this time to determine the number of additional warrants that would be issuable to Mr. Hirsch in the event that USSC were to decline to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology. Mr. Hirsch has entered into the Shareholders Agreement with respect to the election of directors and other matters. See "Certain Relationships and Related Transactions."

(6) Consists of a warrant to purchase 350,000 shares exercisable at $4.75 per share, a warrant to purchase 2,615,630 shares exercisable at $4.00 per share, and 3,000 Series B Shares convertible into 6,369,427 shares of Common Stock. Does not include 6,103,139 shares issuable upon exercise of warrants and does not include 14,861,996 shares of Common Stock issuable upon conversion of 7,000 Series B Shares held by Leon C. Hirsch, Ms. Josefsen's husband, as to which Ms. Josefsen disclaims beneficial ownership. Pursuant to the anti-dilution provisions of certain of its warrants, Ms. Josefsen may be entitled to receive additional warrants in the event that USSC declines to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology and thereby becomes entitled to receive shares of Common Stock. See "Certain Relationships and Related Transactions." Due to the fact that the price at which shares of Common Stock would be issuable to USSC under the USSC License Agreement cannot be determined until USSC declines to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology, the Company is unable at this time to determine the number of additional warrants that would be issuable to Ms. Josefsen in the event that USSC were to decline to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology.
     Ms. Josefsen has entered into the Shareholders Agreement with respect to the election of directors and other matters. See "Certain Relationships and Related Transactions."

(7) Includes 9,000 shares issuable upon exercise of options held by Mr. Cassidy, a warrant to purchase 233,332 shares exercisable at $4.75 per share, a warrant to purchase 1,743,775 shares exercisable at $4.00 per share, and 4,246,285 shares of Common Stock issuable upon conversion of 2,000 Series B Shares. Mr. Cassidy's Series B Shares and warrants are owned jointly with his wife, Loretta P. Cassidy. Pursuant to the anti-dilution provisions of certain of its warrants, Mr. Cassidy may be entitled to receive additional warrants in the event that USSC declines to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology and thereby becomes entitled to receive shares of Common Stock. See "Certain Relationships and Related Transactions." Due to the fact that the price at which shares of Common Stock would be issuable to USSC under the USSC License Agreement cannot be determined until USSC declines to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology, the Company is unable at this time to determine the number of additional warrants that would be issuable to Mr. Cassidy in the event that USSC were to decline to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology. Mr. and Mrs. Cassidy have entered into the Shareholders Agreement with respect to the election of directors and other matters. See "Certain Relationships and Related Transactions."

(8) Consists of 1,205,883 shares issuable upon exercise of options held by Ms. Chen that are exercisable within 60 days. Pursuant to the anti-dilution provisions of her options, Ms. Chen may be entitled to receive additional options in the event that USSC declines to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology and thereby becomes entitled to receive shares of Common Stock. See "Certain Relationships and Related Transactions." Due to the fact that the price at which shares of Common Stock would be issuable to USSC under the USSC License Agreement cannot be determined until USSC declines to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology, the Company is unable at this time to determine the number of additional options that would be issuable to Ms. Chen in the event that USSC were to decline to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology.

(9)  Consists of 4,000 shares issuable upon exercise of options held by Mr.
     Condon.

(10) Consists of 19,000 shares issuable upon exercise of options held by Mr. Jacobs.

(11) Includes 2,157,663 shares issuable upon exercise of options held by Dr. Nichols that are exercisable within 60 days. Pursuant to the anti-dilution provisions of her options, Dr. Nichols may be entitled to receive additional options in the event that USSC declines to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology and thereby becomes entitled to receive shares of Common Stock. See "Certain Relationships and Related Transactions." Due to the fact that the price at which shares of Common Stock would be issuable to USSC under the USSC License Agreement cannot be determined until USSC declines to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology, the Company is unable at this time to determine the number of additional options that would be issuable to Dr. Nichols in the event that USSC were to decline to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology.

(12) Consists of 4,998,362 shares issuable upon exercise of options held by Mr. Prior that are exercisable within 60 days. Pursuant to the anti-dilution provisions of his options, Mr. Prior may be entitled to receive additional options in the event that USSC declines to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology and thereby becomes entitled to receive shares of Common Stock. See "Certain Relationships and Related Transactions." Due to the fact that the price at which shares of Common Stock would be issuable to USSC under the USSC License Agreement cannot be determined until USSC declines to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology, the Company is unable at this time to determine the number of additional options that would be issuable to Mr. Prior in the event that USSC were to decline to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology. Mr. Prior has entered into the Shareholders Agreement with respect to the election of directors and other matters. See "Certain Relationships and Related Transactions."

(13) Includes a warrant to purchase 7,500 shares exercisable at $10.00 per share. Dr. Silber's shares and warrant are owned jointly with his wife, Kathryn U. Silber.

                AMENDMENT OF THE 1992 LONG TERM INCENTIVE PLAN
                                   PROPOSAL 2

     The Company is seeking shareholder approval of an amendment to the 1992 Long Term Incentive Plan (the "Incentive Plan") to increase from 16.0 million to 24.0 million the number of shares of Common Stock available for issuance under the Incentive Plan and a proposal to set the maximum number of shares with respect to which options may be granted to any one individual employee in any one calendar year at 10.0 million.


                        DESCRIPTION OF INCENTIVE PLAN

     The following summary of the material terms of the Incentive Plan is qualified in its entirety by reference to the text of the Incentive Plan.

Purposes of the Incentive Plan

     The Incentive Plan is intended to promote the interests of the Company and its shareholders by enabling the Company to attract, retain, and reward employees of and consultants to the Company. In addition, the Incentive Plan is intended to align the interests of the recipients of awards with those of the Company by providing such persons with performance-based stock incentives, other equity interests or equity-based incentives, and performance-based incentives payable in cash.

Administration

     The Incentive Plan currently is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has full authority to select the persons to whom awards are made and to establish, within the limits of the Incentive Plan, the terms of such awards. The Compensation Committee also has authority to adopt, alter and repeal rules, guidelines and practices for the administration of the Incentive Plan, to interpret the terms of the Incentive Plan and any awards issued under the Incentive Plan, and otherwise to supervise the administration of the Incentive Plan.

Eligibility

     Any employee or consultant of the Company or any of its subsidiaries or affiliates (including such persons who also are directors of the Company), and any member of the Scientific and Medical Advisory Board, who the Compensation Committee determines is responsible for or contributes to the management growth or profitability of the Company (or any of its subsidiaries or affiliates) generally is eligible to receive an award under the Incentive Plan. Directors of the Company who are not employees or consultants are not eligible to participate in the plan. Approximately 15 persons currently are eligible to participate in the Incentive Plan.

Shares Available for Awards

     Currently the maximum aggregate number of shares authorized for distribution pursuant to awards under the Incentive Plan is 16.0 million. Such shares may be previously unissued shares or Treasury shares. Any shares of Common Stock that are the subject of a Stock Option award that is not exercised, or a Restricted Stock or other award that is forfeited, are reinstated as shares available for distribution under the Incentive Plan.

Awards under the Incentive Plan

     The Compensation Committee may make the following types of awards under the Incentive Plan.

     Stock Options. Stock Options may be granted alone, in addition to, or in tandem with other awards granted under the Incentive Plan. Stock Options may be either Incentive Stock Options or Non-Qualified Stock Options. However, Incentive Stock Options may be granted only to employees. The exercise price of a Stock Option is determined by the Compensation Committee and may be equal to, greater than, or less than the fair market price of the Common Stock on the grant date, except that the exercise price of an Incentive Stock Option generally may not be less than 100% of fair market value of the Common Stock on the grant date. The term of each Stock Option generally may not be longer than 10 years from the date of the grant. No individual employee may be granted in any calendar year Stock Options to purchase more than 9.0 million shares of Common Stock.

     Stock Options become exercisable at such times and subject to such terms and conditions as the Compensation Committee may determine on or after the date of grant; provided that, unless the Compensation Committee determines otherwise, no Stock Option may be exercisable during the first six months following the grant date, except in the event of a Change in Control or on the death or disability of the recipient. The Compensation Committee may provide that a Stock Option is exercisable only in installments. In the Compensation Committee's discretion, the holder of a Stock Option may pay the exercise price: (i) in full or in part with shares of Common Stock; (ii) in the case of a Non-Qualified Stock Option, with Restricted Stock or Deferred Stock;
(iii) pursuant to a cashless exercise program approved by the Compensation Committee; or (iv) in any combination of (i), (ii), or (iii). Unless otherwise provided by the terms of the Stock Option grant, Stock Options are not transferable other than by will or by the laws of descent and distribution.

     At any time, the Compensation Committee may offer to purchase, in exchange for a payment in cash, Common Stock, Restricted Stock or Deferred Stock, a previously granted Stock Option on such terms and conditions as the Compensation Committee determines. If the terms of the Stock Option so provide, the Compensation Committee may require that all or part of the shares issued on exercise of a Stock Option take the form of Restricted Stock or Deferred Stock.

     Stock Appreciation Rights. A stock appreciation right (a "SAR") entitles the holder to receive upon exercise either cash in an amount, or shares of Common Stock having a value, equal to the excess of the fair market value of a share of Common Stock on the date of exercise over the exercise price of the SAR. SARs may be granted only in tandem with Stock Options, which means that when the Stock Option is exercised the corresponding SAR is canceled or when the SAR is exercised the corresponding Stock Option is canceled. In the case of a Non-Qualified Stock Option, a corresponding SAR may be granted at or after the grant date of the Stock Option. In the case of an Incentive Stock Option, the corresponding SAR may be granted only at the time of the grant of the Stock Option. A SAR is exercisable only to the extent that the corresponding Stock Option is exercisable and is transferable only to the extent that the corresponding Stock Option is transferrable. Because of the restriction described above on grants of Stock Options, no individual employee may be granted in any calendar year SARs with respect to more than 10.0 million shares of Common Stock.

     Restricted Stock. A Restricted Stock award consists of shares of Common Stock that are awarded subject to forfeiture if certain terms and conditions of the award are not satisfied. Restricted Stock may be issued either alone, in addition to, or in tandem with other awards granted under the Incentive Plan. The Compensation Committee may condition a grant of Restricted Stock on the attainment of specified performance goals or other factors. During the restricted period, the recipient may not sell or transfer shares of Restricted Stock. The Compensation Committee may provide for the lapse of restrictions in installments and may accelerate or waive restrictions in whole or in part based on service, performance, or other factors or criteria. A holder of Restricted Stock has all other rights of a holder of Common Stock, including the right to vote the shares and the right to receive dividends. However, the Compensation Committee may require or permit the deferral of cash dividend payments or may require the reinvestment of cash dividends in additional shares of Restricted Stock.

     Deferred Stock. A Deferred Stock award represents the right to receive shares of Common Stock at the end of a specific deferral period. Deferred Stock may be issued either alone, in addition to, or in tandem with other awards granted under the Incentive Plan. The Compensation Committee may condition a grant of Deferred Stock on the attainment of specified performance goals or other factors or criteria. During the deferral period, the recipient may not sell or transfer shares of Deferred Stock. The Compensation Committee may accelerate the vesting of a Deferred Stock award or may waive the deferral limitations, in whole or in part, based on service, performance, or other factors or criteria. Unless determined otherwise by the Compensation Committee, a holder of Deferred Stock has the right to receive payments equal to the amount of dividends declared during the deferral period. However, the Compensation Committee may require that such payments be deferred and deemed reinvested in additional shares of Deferred Stock.

     Stock Purchase Rights. Stock Purchase Rights entitle the recipient to purchase shares of Common Stock (including Restricted Stock and Deferred Stock) at a purchase price determined by the Compensation Committee that is equal to: (i) the fair market value of the Common Stock on the grant date;
(ii) 50% of fair market value on the grant date; (iii) an amount equal to the book value of the Common Stock on the grant date; or (iv) an amount equal to the par value of the Common Stock on the grant date. The Compensation Committee may impose deferral, forfeiture, or other terms and conditions on the Stock Purchase Rights. Stock Purchase Rights generally are exercisable for a period after the grant date, not exceeding 30 days, that is determined by the Compensation Committee.

     Other Stock-Based Awards. The Compensation Committee also may make other awards of Common Stock and other awards that are valued in whole or in part by reference to Common Stock. These Other Stock-Based Awards may include, without limitation, performance shares, convertible preferred stock, convertible debentures, exchangeable securities, and Common Stock or options valued by reference to book value or subsidiary performance. Other Stock-Based Awards may be granted alone, in addition to, or in tandem with other awards under the Incentive Plan. Shares of Common Stock subject to Other Stock-Based Awards may not be sold or transferred before the later of:
(i) the date on which shares of Common Stock are issued in connection with the award; and (ii) the date on which any applicable restriction, performance, or deferral period lapses. The Compensation Committee may grant a recipient of an Other Stock-Based Award the right to receive dividends or interest currently or on a deferred basis or may require that such payments be reinvested in additional shares of Common Stock or otherwise be reinvested. Common Stock issued on a bonus basis under an Other Stock-Based Award may be issued for no cash consideration. Common Stock purchased pursuant to a purchase right granted as an Other Stock-Based Award must be priced at least 50% of the fair market value of the Common Stock on the grant date.

Change in Control Provisions

     In the event of (i) a Change in Control, or (ii) a Potential Change in Control but only if and to the extent determined by the Board of Directors or the Compensation Committee: (a) all SARs outstanding for at least six months and all Stock Options will become fully exercisable and vested; (b) all limitations applicable to any award of Restricted Stock, Deferred Stock, or an Other Stock-Based Award will lapse and the shares to which the award relates will be deemed fully vested; and (c) unless the Compensation Committee determines otherwise prior to a Change in Control, the value of all vested awards under the Incentive Plan will be cashed out on the basis of the Change in Control Price, which generally is defined as the highest price per share of Common Stock paid in any transaction during the 60-day period preceding the Change in Control.

     A "Change in Control" generally is deemed to occur if: (i) any person or group (other than Boston University acquires, directly or indirectly, beneficial ownership of 20% or more of the combined voting power of the Company's then-outstanding securities; (ii) within any 24-month period there is a change in a majority of the Company's Directors that is not approved by the incumbent Directors; or (iii) a transaction occurs requiring shareholder approval for the acquisition of the Company by another entity through asset purchase, merger, or otherwise.

     A "Potential Change in Control" generally is deemed to occur if: (i) shareholders approve an agreement by the Company, the consummation of which would result in a Change in Control; or (ii) any person or group (other than Boston University acquires, directly or indirectly, beneficial ownership of 5% or more of the combined voting power of the Company's then-outstanding securities and the Board of Directors adopts a resolution declaring that a Potential Change in Control has occurred.

Adjustments

     In the event of a recapitalization, stock dividend, stock split, reclassification, or other change in corporate structure affecting the Common Stock, an adjustment will be made in the aggregate number of shares of Common Stock reserved for issuance under the Incentive Plan, the number and option price of shares subject to outstanding Stock Options and SARs, and the number and purchase price of shares subject to other outstanding awards as the Compensation Committee determines to be appropriate. In the event of an issuance of Common Stock by the Company that may have a dilutive effect on the recipients of outstanding awards under the Incentive Plan, the Compensation Committee has discretion to adjust the number and purchase price of shares subject to outstanding awards and the number of shares available for issuance under the plan.

     In the event of a merger or consolidation of the Company with another entity, all outstanding Stock Options and other awards will terminate or be forfeited, unless the Board of Directors arranges to have the surviving entity assume the Company's obligations under the awards or the Compensation Committee determines otherwise. If the surviving entity in a merger or consolidation does not assume the Company's obligations under the awards or issue substitute awards, all awards will be immediately exercisable and fully vested without regard to any restrictions otherwise imposed by the Incentive Plan.



Amendments of the Incentive Plan

     The Board of Directors may amend, alter, or discontinue the Incentive Plan, but shareholder approval is required in the case of any amendment that would: (i) increase the number of shares available for distribution under the Incentive Plan; (ii) change the pricing terms applicable to Stock Purchase Rights; (iii) change the classification of persons eligible to participate in the Incentive Plan; or (iv) extend the maximum term of Stock Options.

Duration of the Incentive Plan

     The Incentive Plan became effective on January 31, 1992, and unless earlier terminated by the Board of Directors will expire on January 31, 2002.


                           INCENTIVE PLAN BENEFITS

     As of December 17, 1997, there were 2,839,803 shares remaining available for distribution under the Incentive Plan.

     Pursuant to anti-dilution provisions of the Company's employment agreements with Mr. Prior, Dr. Nichols, and Ms. Chen, on December 31, 1997, the Company granted to Mr. Prior options to purchase 3,631,824 shares of Common Stock, to Dr. Nichols options to purchase 1,175,002 shares of Common Stock, and to Ms. Chen options to purchase 854,547 shares of Common Stock and on March 31, 1998, the Company granted to Dr. Nichols an option to purchase 998,698 shares of Common Stock. See "Election of Directors -- Executive Compensation -- Employment and Consulting Agreements; Change in Control Arrangements." Between December 18, 1997, and March 31, 1998 options to purchase 17,076 shares that had been granted to various individual employees and that expired unexercised reverted to the pool of shares available for distribution pursuant to the terms of the Incentive Plan. Because of the availability of new shares authorized for distribution under the Incentive

Plan as a result of these forfeitures, 2,434,043 shares in the case of Mr. Prior, 798,670 shares in the case of Dr. Nichols, and 570,479 shares in the case Ms. Chen have been granted subject to shareholder approval.

     The Company is obligated in certain circumstances pursuant to anti-dilution provisions in their employment agreements with the Company to issue additional options to Mr. Prior, Dr. Nichols and Ms. Chen. Under the Company's employment agreement with Mr. Prior, the Company has agreed to issue additional options as necessary to cause the number of shares underlying his options to equal 8.5% of the Company's outstanding Common Stock on a fully diluted basis. Under the Company's employment agreement with Dr. Nichols, the Company has agreed to issue additional options as necessary to cause the number of shares underlying her stock options to equal 2.75% of the Company's outstanding Common Sock on a fully diluted basis. Under the Company's employment agreement with Ms. Chen, the Company has agreed to issue additional options as necessary to cause the number of shares underlying her options to equal 2.0% of the Company's outstanding Common Stock on a fully diluted basis. These anti-dilution provisions will be applicable until the Company raises a cumulative total of $20 million from the sale of equity or convertible securities to non-affiliated persons. Pursuant to these agreements, the Company will issue additional options to Mr. Prior, Dr. Nichols and Ms. Chen on June 30, 1998, as a result of conversion of Series D Shares into Common Stock and any other issuances of Common Stock occurring before June 30, 1998. The number of options to be granted on June 30, 1998 is not determinable at this time, although the number of options granted may be significant.

     Other future awards under the Incentive Plan will be made in the Compensation Committee's discretion in accordance with the provisions of the Incentive Plan. As such, other future awards are not determinable.

     The following table sets forth as of March 31, 1998, the number of shares underlying options that have been granted to the named individuals and groups subject only to either the availability of additional shares for distribution arising from award forfeitures or shareholder approval of the proposed amendment to increase the number of shares authorized under the Incentive Plan.

                             NEW PLAN BENEFITS

    Name and                                  Number of Shares
Principal Position                            Underlying Options
------------------                            ------------------
Reed R. Prior                                     2,434,043
Chairman, Chief Executive Officer
and Treasurer

Jean C. Nichols, Ph.D.                             798,670
President, Chief Technology
Officer and Secretary

Elizabeth Chen                                      570,479
Vice President of Business
Development

All Current Executive Officers                    3,803,192
as a Group

All Current Non-Executive Directors                       0
as a Group

All Non-Executive Officer Employees                       0
as a Group

                      REASONS FOR THE PROPOSED AMENDMENTS

Increase in Number of Shares Available For Distribution

     Pursuant to the terms of the Incentive Plan, only the amendment to increase the number of shares of Common Stock available for distribution under the Plan requires shareholder approval.

     All of the shares of Common Stock originally authorized for distribution under the Incentive Plan either have been distributed or are reserved for issuance pursuant to outstanding awards. As of April 6, 1998, the Company has awarded Stock Options to purchase a total of 19,618,577 shares of Common Stock (net of cancellations), which exceeds, by 3,803,192 shares, the number of shares currently available for distribution under the Incentive Plan. Thus, the Company has granted Stock Options subject to shareholder approval.

     The Board of Directors believes that it is necessary to increase the number of shares authorized for distribution under the Incentive Plan in order to be able to attract and maintain qualified personnel, including executive officers. The Company's employment agreements with its executive officers require the Company to issue options to purchase more shares of Common Stock than are currently authorized for distribution under the Incentive Plan. The increase is necessary, therefore, for the Stock Options already granted to Mr. Prior, Dr. Nichols, and Ms. Chen, subject to shareholder approval of the increase in the number of authorized shares under the Incentive Plan, and to allow for additional Stock Options which the Company may be required to grant pursuant to anti-dilution provisions in these executives' employment agreements and which may be required to provide sufficient options for other existing and/or new employees.

Limitation on Grants to Any One Individual Employee

     In 1996, the Board of Directors approved an amendment to the Incentive Plan to impose a 5.0 million share limitation on the number of shares with respect to which stock options may be granted in any one calendar year to any one individual. Shareholder approval of this amendment was not required under the terms of the Incentive Plan, and the amendment was not then submitted for shareholder approval. However, because shareholders have never approved this limitation on the number of shares with respect to which stock options may be granted to any one individual, grants of stock options and tandem SARs under the Incentive Plan currently do not qualify for an exemption from the limitation on deductibility of non-performance based executive compensation found in section 162(m) of the Internal Revenue Code (the "Code").

     The Company is contractually obligated to grant anti-dilution options to its executive officers. See "Election of Directors -- Executive Compensation -- Employment and Consulting Agreements; Change in Control Arrangements." Due to the declining share price of the Company's Common Stock and its corresponding effect on the number of shares into which outstanding shares of the Company's preferred stock may convert, the Company was required to grant significant anti-dilution options in 1997. In 1997, Mr. Prior was granted anti-dilution options for 7,110,461 shares of common stock which exceeded the
5.0 million share cap imposed by the Incentive Plan. As a result, on April 15, 1998, the Board of Directors approved an amendment to the Incentive Plan, to be effective from January 1, 1997 to increase the limit on the number of shares with respect to which stock options may be granted to any one individual from 5.0 million to 10.0 million shares. The Board of Directors believes this increase was necessary to allow the Company to meet its obligations under its executive employment contracts.

     The Board of Directors also desires to enhance the Company's ability in relevant circumstances to deduct executive compensation provided by the Company under the Incentive Plan, and therefore believes it to be desirable that the Incentive Plant qualify for exception from the limitation on deductibility of non-performance based executive compensation that is found in section 162(m) of the Code. In order for grants of stock options and tandem SARs under the Incentive Plan to qualify for this exemption, a limit on the number of shares with respect to which stock options may be granted to any one individual must be approved by the Company's shareholders. For the foregoing reasons, the Board is seeking shareholder approval of this proposal.

                   MARKET PRICE OF THE COMPANY'S COMMON STOCK

     The last reported sale price of the Company's Common Stock as reported on the OTC Bulletin Board on April 6, 1998 was $0.43. OTC Bulletin Board quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

                   FEDERAL INCOME TAX CONSEQUENCES OF GRANTS

Incentive Stock Options

     The Incentive Stock Options under the Incentive Plan are intended to constitute "incentive stock options" within the meaning of section 422 of the Code. Incentive stock options are subject to special federal income tax treatment. No federal income tax is imposed on the optionee upon the grant or the exercise of an incentive stock option if the optionee does not dispose of shares acquired pursuant to the exercise within the two-year period beginning on the date the option was granted or within the one-year period beginning on the date the option was exercised (collectively, the "Holding Period"), and if the optionee has continuously been an employee of the Company from the date of grant to three months before the date of exercise (or twelve months in the event of retirement, death or disability). If the optionee does not dispose of shares acquired pursuant to the exercise within the Holding Period and if the optionee meets the above-mentioned employment requirements, the Company would not be entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the option or the disposition of the shares so acquired. With respect to an incentive stock option, the difference between the fair market value of the shares on the date of exercise and the exercise price must be included in the optionee's alternative minimum taxable income. However, if the optionee exercises an incentive stock option and disposes of the shares received in the same year and the amount realized is less than the fair market value of the shares on the date of exercise, the amount included in alternative minimum taxable income will not exceed the amount realized over the adjusted basis of the shares.

     Upon disposition of the shares received upon exercise of an incentive stock option after the Holding Period by an optionee who meets the bove-mentioned employment requirements, any appreciation of the shares above the exercise price should constitute capital gain. If an optionee disposes of shares acquired pursuant to the exercise of an incentive stock option prior to the end of the Holding Period or if an optionee does not meet the above-mentioned employment requirements, the optionee will be treated as having received, at the time of disposition, ordinary income. In such event, the Company may claim a deduction at the same time and in the same amount as the optionee recognizes ordinary income. The amount recognized as ordinary income is the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as capital gain.

Non-Qualified Stock Options

     As a general rule, no federal income tax is imposed on the optionee upon the grant of a Non-Qualified Stock Option such as those available under the Incentive Plan, and the Company is not entitled to a tax deduction by reason of such a grant. Generally, upon the exercise of a Non-Qualified Stock Option, the optionee will be treated as receiving ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price paid for such shares. Upon the exercise of a Non-Qualified Stock Option, the Company may claim a deduction at the same time and in the same amount as ordinary income is recognized by the optionee. Upon a subsequent disposition of the shares received upon exercise of a Non-Qualified Stock Option, any appreciation after the date of exercise should qualify as capital gain.

     If the shares received upon the exercise of a Non-Qualified Stock Option are transferred to the optionee subject to certain restrictions, then, unless the optionee elects otherwise, realization of ordinary income by the optionee will be deferred, along with the Company's tax deduction, until the time the restrictions lapse. When the restrictions lapse, the optionee will be treated as receiving ordinary income in an amount equal to the excess of the fair market value of the shares at the time the restrictions lapse over the exercise price paid for the shares.

SARs/Limited SARs

     No tax is imposed on an optionee pursuant to a grant of a SAR or Limited SAR. Upon exercise of a SAR or Limited SAR, the optionee will recognize ordinary income equal to the amount of cash received (or, if payment is made in Common Stock, the fair market value on the date of exercise of the Common Stock received), and the Company will be entitled to a corresponding deduction. SARs and Limited SARs issued in tandem with Incentive Stock Options under the Incentive Plan are intended to satisfy the requirements of applicable federal income tax regulations so as not to disqualify the related Incentive Stock Options from treatment as "incentive stock options" under section 422 of the Code.

Restricted Stock

     A grantee who has been granted Restricted Stock under the Incentive Plan consisting of Common Stock that is subject to restrictions will not recognize income for federal income tax purposes at the time of grant, and the Company will not be entitled to a deduction at that time, if the restrictions simultaneously prevent the stock's transfer and constitute a substantial risk of forfeiture for federal income tax purposes. When the restrictions lapse, the grantee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount (if any) paid for the shares, and the Company will be entitled to a corresponding deduction. If dividends are paid in cash to the grantee during the period that the restrictions apply, the dividends will constitute ordinary income to the grantee for federal income tax purposes at the time they are paid, and the Company will be entitled to a corresponding deduction.

     Notwithstanding the foregoing, the grantee may elect to recognize income with respect to a grant of Restricted Stock at the time the grant is made rather than later on when the restrictions lapse. If the grantee makes such an election, the grantee will recognize ordinary income for federal income tax purposes in an amount equal to the fair market value of the Restricted Stock on the date of grant, determined as if the restrictions did not apply, less the amount (if any) the grantee pays for the stock. In such case: (i) the Company will be entitled to a deduction at the same time and in the same amount as the grantee recognizes ordinary income; (ii) dividends paid to the grantee on or after the date of grant will constitute ordinary income taxable as dividends to the grantee and will not be deductible by the Company, even though the dividends are paid during the period the restrictions apply; and
(iii) there generally will be no further federal income tax consequences to the grantee or the Company when the restrictions lapse.

Deferred Stock

     Deferred Stock awarded to a grantee will not be delivered to the grantee until after a specified period of time (the "Deferral Period"). Upon delivery of the shares at the close of the Deferral Period, the grantee may be required to make a payment for the shares and/or the shares may be subject to restrictions similar to those imposed on Restricted Stock. In general, once the shares have been delivered, the Deferred Stock will constitute ordinary income to the grantee for federal income tax purposes at the earlier of the time the shares are freely transferable or are no longer subject to a substantial risk of forfeiture. The Company will be entitled to a deduction in the same amount and at the same time as the grantee recognizes ordinary income. The amount of the grantee's ordinary income and of the Company's deduction will equal the excess of the fair market value of the Deferred Stock at the time of income inclusion over the price (if any) the grantee pays for the stock. In general, any dividends paid to the grantee with respect to the Deferred Stock (and not deemed reinvested in additional Deferred Stock) prior to the time of income inclusion will be treated as ordinary income at the time of payment and will be deductible by the Company at such time.

Stock Purchase Rights

     Stock Purchase Rights generally will be taxed in the same manner as Non-Qualified Stock Options, that is, the purchaser will not recognize ordinary income upon issuance of the rights but rather upon their exercise in an amount equal to the excess of the fair market value of the stock at that time over the purchase price paid. The Company will be entitled to a deduction at the same time and in the same amount.

     Notwithstanding the foregoing, if Restricted Stock is issued to the purchaser upon the exercise of a Stock Purchase Right and is subject to restrictions that simultaneously prevent the stock's transfer and constitute a substantial risk of forfeiture for federal income tax purposes, the purchaser will not recognize ordinary income at the time of purchase, but rather at the time the restrictions lapse. The amount of ordinary income realized will be the excess of the fair market value of the stock at the time the restrictions lapse over the purchase price paid. However, the purchaser may elect to recognize ordinary income with respect to the purchase of Restricted Stock at the time of purchase, rather than later on when the restrictions lapse, in much the same manner as previously described above in the discussion of the taxation of Restricted Stock.

Other Stock-Based Awards

     The Compensation Committee may issue Other Stock-Based Awards, including, without limitation, performance shares, convertible preferred stock, convert-ible debentures, exchangeable securities, and Common Stock or Options valued by reference to book value or subsidiary performance. These awards may be subject to such restrictions as may be imposed by the Compensation Committee. In general, grantees receiving such awards will be required to recognize the fair market value of the award as ordinary income on the date that the award becomes freely transferable or is no longer subject to a substantial risk of forfeiture, and the Company will be entitled to a corresponding deduction at that time.

Section 83(h) of the Code

     Regulations under section 83(h) of the Code generally require the Company to satisfy applicable federal income tax reporting requirements as a precondition to claiming deductions in connection with the Incentive Plan.

Section 162(m) of the Code

     Section 162(m) of the Code generally precludes a public corporation from taking a deduction for annual compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid officers. Compensation that qualifies under section 162(m) of the Code as performance-based" is specifically exempt from the deduction limit. However, the Incentive Plan currently does not satisfy the requirements for qualification under section 162(m) because, among other things, shareholders have not approved the Incentive Plan's limitation on grants to any one individual employee. The Compensation Committee tries to ensure that the Incentive Plan provides flexibility with respect to whether shares awarded by the Compensation Committee will qualify as performance-based compensation under section 162(m) of the Code, and thus the Company is seeking shareholder approval of the limitation on grants to any one individual employee. Any stock option grants under the plan before shareholder approval of this change will not qualify for deduction under section 162(m).

     Based on section 162(m) of the Code and the regulations issued thereunder, the Company believes that any compensation attributable to a Stock Option or SAR granted under the Incentive Plan, after shareholders have approved the limitation on grants in one calendar year to any one individual employee, that has an exercise price that is at least equal to the fair market value of the shares subject to the Stock Option or SAR on the date of grant should qualify as performance-based compensation, and, accordingly, the Company's deduction for such compensation should not be limited by section 162(m) of the Code. However, section 162(m) of the Code could limit the Company's deduction with respect to compensation attributable to a Stock Option or SAR that had an exercise price less than the fair market value of the shares on the date of grant and with respect to compensation attributable to a Stock Option or SAR granted under the Plan before shareholders have approved the limitation on grants in one calendar year to any one individual employee. Section 162(m) also could limit the Company's deduction with respect to other awards of Stock or other Stock-based awards under the Plan.

Other Tax Consequences

     The Incentive Plan is not qualified under section 401(a) of the Code.

     The comments set forth in the above paragraphs are only a summary of certain of the federal tax consequences relating to the Incentive Plan. No consideration has been given to the effects of state, local, or other tax laws (including other federal tax laws) on the Incentive Plan or grantees thereunder. As a general matter, the Company will be subject to federal income tax reporting requirements with respect to all grantees and to federal withholding and employment tax requirements with respect to grantees who are employees of the Company.

     In view of the complexity of the tax aspects of transactions involving the grant and exercise of Incentive Stock Options, Non-Qualified Stock Options, SARs, Limited SARs, Restricted Stock, Deferred Stock, Stock Purchase Rights, and the receipt and disposition of shares of Common Stock in connec-tion with these and other awards under the Incentive Plan, and because the impact of taxes will vary depending on individual circumstances, each grantee receiving an award under the Incentive Plan should consult his or her own tax advisor to determine the tax consequences in his or her particular circumstances.

              APPROVAL REQUIRED FOR AMENDMENTS TO INCENTIVE PLAN

     Approval of the amendments to the Company's Incentive Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting.
Holders of Common Stock are entitled to one vote per share.   Holders of
Series B Shares are entitled to 250 votes per share.   Holders of Common Stock
and Series B Shares will vote together as a class on the proposal.   With
respect to the tabulation of votes, abstentions and broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the vote.

THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE ADOPTION OF THE PROPOSED AMENDMENTS TO THE COMPANY'S 1992 LONG TERM INCENTIVE PLAN.

        RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
                                   PROPOSAL 3


     The Audit Committee recommended and the Board of Directors approved the appointment of Arthur Andersen LLP as independent auditors for the fiscal year ending December 31, 1998.

     On March 12, 1997, the Board of Directors of the Company, at the recommendation of the Company's Audit Committee, voted to replace Coopers & Lybrand L.L.P., with Arthur Andersen LLP as the Company's independent auditors effective March 12, 1997. Coopers & Lybrand L.L.P.'s reports for the last two fiscal years contained no adverse opinions, disclaimers, or qualifications or modifications as to uncertainty, audit scope or accounting principles, except that the report on the 1995 financial statements included an explanatory paragraph concerning factors which raise substantial doubt about the Company's ability to continue as a going concern. During such two fiscal year period and the subsequent interim period since then, there have been no disagreements with Coopers & Lybrand L.L.P. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Coopers & Lybrand L.L.P., would have caused it to make reference to the subject matter of disagreement in connection with its reports.

     Ratification of Arthur Andersen LLP as the Company's independent auditors requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Holders of Common Stock are entitled to one vote per share. Holders of Series B Shares are entitled to 250 votes per share. Holders of Common Stock and Series B Shares will vote together as a class on the ratification.

THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE SELECTION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

                             PROXY SOLICITATION

     The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, directors and officers of the Company, without receiving any additional compensation, may solicit proxies personally or by telephone or facsimile. The Company anticipates that it may, at it own expense, engage a solicitation agent to solicit proxies by telephone. The Company will request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares and will reimburse them for their expenses in doing so.


               DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS
                        FOR NEXT YEAR'S ANNUAL MEETING

     The proxy rules adopted by the SEC provide that certain shareholder proposals must be included in the Proxy Statement for the Company's Annual Meeting. For a proposal to be considered for inclusion in next year's proxy statement, it must be received by the Company no later than November 20, 1998.


             ATTENDANCE OF INDEPENDENT AUDITORS AT ANNUAL MEETING

     Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will have the opportunity to make such statements as they may desire. They also will be available to respond to appropriate questions from the shareholders present.


                        ANNUAL REPORT TO SHAREHOLDERS

     Included in this mailing is the Company's Annual Report to Shareholders on Form 10-K, which includes the Company's audited financial statements for the year ended December 31, 1997.


                                OTHER MATTERS

     The Board of Directors knows of no other matters to be presented at the Annual Meeting. However, if any other business properly comes up for action at the Annual Meeting or any adjournment of the Annual Meeting, the persons acting under the proxies in the form enclosed with this Proxy Statement will vote on these other matters according to their discretion.

ALL SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                                   By Order of the Board of Directors,


                                   /s/ Reed R. Prior

                                   Reed R. Prior
                                   Chairman, Chief Executive Officer and
                                   Treasurer

                                   Hopkinton, Massachusetts
                                   April 15, 1998

     SERAGEN, INC.
     97 South Street, Hopkinton, MA 01748

     Proxy for 1998 Annual Meeting of Shareholders

This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby acknowledges receipt of the Seragen, Inc. Notice of Annual Meeting of Shareholders and Proxy Statement dated April 15, 1998, and, revoking all previous proxies, hereby appoints Reed R. Prior and Jean C. Nichols, or either of them, as the undersigned's attorneys-in-fact and proxies, each with power of substitution and with all the powers the undersigned would possess if present, to vote all shares of the Common Stock of Seragen, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on May 21, 1998 at 3:00 p.m. at the offices of the Company at 97 South Street, Hopkinton, Massachusetts, and any adjournments thereof.

     CONTINUED AND TO BE SIGNED ON REVERSE SIDE

     [X]     Please mark votes as in this example.

The shares represented hereby will be voted as directed by this proxy, but if no determination is made they will be voted FOR the election of all nominees, FOR the proposed amendments to the 1992 Long Term Incentive Plan, and FOR ratification of the independent auditors. The Board of Directors recommends a vote for all three proposals.

1.   ELECTION OF DIRECTORS
     Nominees:     Reed R. Prior,
                   Gerald S.J. Cassidy,
                   Kenneth G. Condon,
                   Norman A. Jacobs,
                   Jean C. Nichols
                   John R. Silber.

     FOR       WITHHELD



FOR except vote withheld from the following nominee(s):

______________________________________________________


2.   APPROVAL OF PROPOSED AMENDMENT TO 1992 LONG TERM INCENTIVE PLAN

     FOR        AGAINST        ABSTAIN


3.  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     FOR        AGAINST        ABSTAIN


In their discretion, the proxies are authorized to vote upon such other matters as may lawfully come before the meeting and all adjournments thereof. If one or more of the nominees for Director becomes unavailable for election and the Board of Directors designates one or more substitute nominees, the proxies are authorized to vote for such substitute nominees.

     MARK HERE FOR ADDRESS
     CHANGE AND NOTE AT RIGHT
                                                  [ ]

NOTE: Please date and sign exactly as your name(s) appear(s) hereon. If acting as attorney, executor, trustee, or in any other representative capacity, sign name and title.

Signature: ____________________________
Date _________________________________

Signature: ____________________________
Date _________________________________